Filed pursuant to Rule 424(b)(3)
Registration No. 333-174014
PROSPECTUS
$400,000,000

Offer to Exchange Registered 6.625% Senior Notes due 2020
For All of Outstanding
Unregistered 6.625% Senior Notes due 2020
     We are offering to exchange up to $400,000,000 of our new 6.625% Senior Notes due 2020, which are jointly and severally guaranteed on an unsecured senior basis by certain of our current and future domestic subsidiaries (the “exchange notes”), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding 6.625% Senior Notes due 2020, which are jointly and severally guaranteed on an unsecured senior basis by certain of our current and future domestic subsidiaries (the “outstanding notes”). We are offering to exchange the exchange notes for the outstanding notes to satisfy our obligations contained in the registration rights agreement that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act. We sometimes refer to the exchange notes and the outstanding notes collectively as the “notes.”
The Exchange Offer
•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable, except in limited circumstances described below.
•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.
•	The exchange offer expires at 11:59 p.m., New York City time, on June 28, 2011, unless extended. We do not currently intend to extend the expiration date.
•	The exchange of the outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.
•	We will not receive any cash proceeds from the exchange offer.
The Exchange Notes
•	We are offering exchange notes to satisfy certain obligations under the registration rights agreement entered into in connection with the private offering of the outstanding notes.
•	The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the outstanding notes, except that the exchange notes will be freely tradable, except in limited circumstances described below.
•	We do not plan to list the exchange notes on a national securities exchange or automated quotation system.
     All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the related indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we currently do not anticipate that we will register the outstanding notes under the Securities Act.
See “Risk Factors” beginning on page 13 for a discussion of certain risks that you should consider before participating in the exchange offer.
     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes as required by applicable securities laws and regulations. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. We have agreed that, for a period of 90 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with such resale. See “Plan of Distribution.”
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 1, 2011.

     You should rely only on the information contained or incorporated by reference in this prospectus or in any additional written communication prepared by or authorized by us. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or the exchange offer that is not contained in or incorporated by reference into this prospectus or in any additional written communication prepared by or on behalf of us. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange the outstanding notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or in any additional written communication prepared by or on behalf of us is accurate only as of the date on its cover page and that any information incorporated by reference herein is accurate only as of the date of the document incorporated by reference.

MARKET AND INDUSTRY DATA
     This prospectus and the documents incorporated by reference herein include market share and industry data and forecasts that we obtained from industry publications, third-party surveys and internal company surveys. Although we believe that the third-party sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications, and we do not take any further responsibility for this data. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we cannot assure you that they are accurate. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the sections entitled “Forward-Looking Statements” and “Risk Factors” below.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
     We own or have rights to use the trademarks, trade names and service marks that we use in conjunction with the operation of our business. We own the trademark Making Communities Healthier®, LifePoint Hospitals® and LifePoint®. We do not own any trademark, trade names or service mark of any other company appearing in this prospectus.
FORWARD-LOOKING STATEMENTS
     We make forward-looking statements in this prospectus and in reports and proxy statements we file with the SEC. In addition, our senior management makes forward-looking statements orally to analysts, investors, the media and others. Broadly speaking, forward-looking statements include:
•	projections of our revenues, net income, earnings per share, capital expenditures, cash flows, debt repayments, interest rates, operating statistics and data or other financial items;

•	descriptions of plans or objectives of our management for future operations, services or growth plans including acquisitions, divestitures, business strategies and initiatives;

•	interpretations of Medicare and Medicaid laws and regulations and their effect on our business; and

•	descriptions of assumptions underlying or relating to any of the foregoing.
     In this prospectus and the documents incorporated by reference herein, for example, we make forward-looking statements, including statements discussing our expectations about:
•	this offering, including the use of proceeds, stabilizing transactions and the issuance and delivery of the notes;

•	future financial performance and condition;

•	future liquidity and capital resources;

•	future cash flows;

•	existing and future debt and equity structure;

•	our strategic goals;

•	future acquisitions;

•	our business strategy and operating philosophy, including an evaluation of growth strategies for existing markets and for potential acquisitions;

•	costs of providing care to our patients;

•	changes in interest rates;

•	our compliance with new and existing laws and regulations;

•	the impact of national healthcare reform;

•	the performance of counterparties to our agreements;

•	effect of credit ratings;

•	professional fees;

•	increased costs of salaries and benefits;

•	industry and general economic trends;

•	reimbursement changes;

•	patient volumes and related revenues;

•	future capital expenditures, including capital expenditures related to information systems;

•	the impact of changes in our critical accounting estimates;

•	claims and legal actions relating to professional liabilities, governmental investigations and other matters; and

•	physician recruiting and retention, including trends in physician employment.
     Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements often include words such as “can,” “could,” “may,” “should,” “believe,” “will,” “would,” “expect,” “project,” “estimate,” “seek,” “anticipate,” “intend,” “target,” “continue” or similar expressions. You should not unduly rely on forward-looking statements, which give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our business or to the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statement. We do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.
     There are several factors, including some beyond our control, that could cause results to differ significantly from our expectations. Some of these factors are described in more detail in the section captioned “Risk Factors.” Other factors, such as market, operational, liquidity, interest rate, regulatory and other risks are described elsewhere in this prospectus and the documents incorporated by reference in this prospectus. Any factor described in this prospectus or the documents incorporated by reference could by itself, or together with one or more factors, adversely affect our business, results of operations and/or financial condition. There may be factors not described in this prospectus or the documents incorporated by reference herein that could cause results to differ from our expectations.

SUMMARY
     This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in the notes. You should read carefully this entire prospectus and the documents incorporated by reference. Please read “Risk Factors,” beginning on page 13 of this prospectus for more information about important risks that you should consider before making an investment descision. Unless the context otherwise requires, LifePoint Hospitals, Inc. and its subsidiaries are referred to herein as “LifePoint,” the “Company,” “we,” “our” or “us.”
Our Company
     We operate general acute care hospitals in non-urban communities in the United States. At March 31, 2011, we operated 52 hospital campuses in 17 states, having a total of 5,798 licensed beds. We generate revenue primarily through hospital services offered at our facilities. We generated $3,262.4 million in revenues from continuing operations for the year ended December 31, 2010 and $888.6 million for the three months ended March 31, 2011.
     Our hospitals typically provide the range of medical and surgical services commonly available in hospitals in non-urban markets. These services include general surgery, internal medicine, obstetrics, emergency room care, radiology, oncology, diagnostic care, coronary care, rehabilitation services, pediatric services, and, in some of our hospitals, specialized services such as open-heart surgery, skilled nursing, psychiatric care and neuro-surgery. In many markets, we also provide outpatient services such as same-day surgery, laboratory, x-ray, respiratory therapy, imaging, sports medicine and lithotripsy. Like most hospitals located in non-urban markets, our hospitals do not engage in extensive medical research and medical education programs. However, three of our hospitals have an affiliation with medical schools, including the clinical rotation of medical students, and one of our hospitals owns and operates a school of health professions with a nursing program and a radiologic technology program.
     We derived 42.8% of our revenues from continuing operations from the Medicare and Medicaid programs, collectively for the year ended December 31, 2010 and 42.9% for the three months ended March 31, 2011. Payments made to our hospitals pursuant to the Medicare and Medicaid programs for services rendered rarely exceed our costs for such services. The hospital industry is also enduring a period where the costs of providing care are rising faster than reimbursement rates. As a result, we rely largely on payments made by private or commercial payors, together with certain limited services provided to Medicare recipients, to generate an operating profit.
Industry Overview
     We believe that non-urban communities present opportunities for us because of the following factors:
•	Less Competition than Urban Markets. Because non-urban communities have smaller populations, they generally have fewer hospitals and other healthcare service providers. Because non-urban hospitals are generally the sole providers of inpatient services in their markets, there is limited competition. However, we are experiencing an increase in competition from other specialized care providers, including outpatient surgery, oncology, physical therapy and diagnostic centers, as well as competing services rendered in physician offices.

•	Community Focus. We believe that the local hospital generally is viewed as an integral part of the community. In addition, we believe that non-urban communities can have a higher level of patient and physician loyalty that fosters cooperative relationships among the local hospitals, physicians, employees, patients and local government authorities.

•	Acquisition Opportunities. Currently, not-for-profit and governmental entities own most non-urban hospitals. These entities often have limited access to the capital needed to keep pace with advances in medical technology. In addition, these entities sometimes lack the resources to leverage their professional staff in the manner necessary to control hospital expenses, recruit and retain physicians, expand healthcare services and comply with increasingly complex reimbursement and managed care requirements. As a result, patients may migrate, be referred by local physicians, or be encouraged by managed care plans to travel to hospitals in larger, urban markets. We believe that, as a result of these pressures, many not-for-profit and governmental owners of non-urban hospitals who wish to maximize the value of their community assets and preserve the local availability of quality healthcare services are interested in selling or leasing these hospitals to a company like ours, that is committed to the local delivery of healthcare and that has greater access to capital and management resources. Of the 52 hospitals that we operated at March 31, 2011, 28 were previously operated by either not-for-profit or governmental entities.
Operating Philosophy
     Since inception, our primary mission has been to acquire, develop and operate strong community-based hospitals in non-urban markets. As a result, we adhere to an operating philosophy that is focused on the unique patient and provider needs and opportunities in these communities. We seek to fulfill our mission of Making Communities Healthier® by striving to:
•	improve the quality and types of healthcare services available in our communities;

•	provide physicians with a positive environment in which to practice medicine, with access to necessary equipment and resources;

•	develop and provide a positive work environment for employees;

•	expand each hospital’s role as a community asset; and

•	improve each hospital’s financial performance.
     We expect our hospitals to be the place where patients choose to come for care, where physicians want to practice medicine and where employees want to work.
Business Strategy
     We manage our hospitals in accordance with our operating philosophy and have developed the following strategies as part of our philosophy, tailored for each of our existing markets and for new markets.
•	Provide a Positive Environment. We seek to fulfill our mission of Making Communities Healthier® by striving to improve the quality and types of healthcare services available in our communities, provide physicians with a positive environment in which to practice medicine, with access to necessary equipment and resources, develop and provide a positive work environment for employees, expand each hospital’s role as a community asset, and improve each hospital’s financial performance.

•	Focus on Improving Quality. The quality of healthcare services provided at our hospitals (and the perceived quality of such services) is an increasingly important factor to patients when deciding where to seek care and to physicians when deciding where to practice. Because in virtually every case the Center for Medicare and Medicaid Services (“CMS”) core measure scores ascribed to our hospitals are impacted by the practice decisions of the physicians on our medical staffs, we have implemented new strategies to work with medical staff members to improve scores at all of our hospitals, especially those that are below our average or below management’s expectations. Recently, we have seen improvements in our CMS core measure scores and Hospital Consumer Assessment of Healthcare Providers & Systems scores, an important measure of patients’ perspectives of hospital care. We are committed to further improve our scores at our hospitals through targeted strategies, including increased education, when necessary, awareness campaigns and hospital specific action plans.

•	Expand the Breadth of Our Services. We believe that growth can also be achieved by adding new service lines in our existing markets, investing in new technologies desired by physicians and patients, and demonstrating the quality of care provided in our facilities. For the past two years, we have undertaken redesigned operating reviews of our hospitals to pinpoint new service lines or technologies that could reduce the outmigration of patients leaving our markets to receive healthcare services. Where needed service lines have been identified, we have focused on recruiting the physicians necessary to correctly operate such service lines. For example, our hospitals have responded to physician interest in requests for hospitalists by introducing or strengthening hospitalist programs where appropriate. Our hospitals have taken other steps, such as structured efforts to solicit input from medical staff members and to promptly respond to legitimate unmet physicians needs, to limit or offset the impact of outmigration and to grow.

•	Invest in New Technology and Facilities. While responsibly managing our operating expenses, we have also made significant, targeted investments in our hospitals to add new technologies, modernize facilities and expand the services available. These investments should assist in our efforts to attract and retain physicians, to offset outmigration of patients and to make our hospitals more desirable to our employees and potential patients.

•	Increase Efficiency. We also continue to strive to improve our operating performance by improving our revenue cycle processes, making an even higher level of purchases through our group purchasing organization, operating more efficiently and effectively, and working to appropriately standardize our policies, procedures and practices across all of our affiliated hospitals. We also believe that our position as the sole acute care hospital in the majority of our communities has allowed us, and will continue to allow us, in many cases to negotiate preferred reimbursement rates with commercial insurance payors.
Additional Information
     We are a Delaware corporation. Our principal executive offices are located at 103 Powell Court Brentwood, Tennessee 37027 and our telephone number at that address is (615) 372-8500. Our corporate website address is www.lifepointhospitals.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus and you should not rely on that information.

The Exchange Offer
The summary below describes the principal terms of the exchange offer. See also the section of this prospectus titled “The Exchange Offer,” which contains a more detailed description of the terms and conditions of the exchange offer.

General	In connection with the private placement, we entered into a registration rights agreement with the purchasers in which we agreed, among other things, to deliver this prospectus to you and to obtain the effectiveness of the registration statement on Form S-4 of which this prospectus is a part within 360 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:

• the exchange notes will have been registered under the Securities Act;

• the exchange notes are not entitled to any registration rights that are applicable to the outstanding notes under the registration rights agreement; and

• the provisions of the registration rights agreement that provide for payment of special interest upon a registration default are no longer applicable.

The Exchange Offer	We are offering to exchange up to $400,000,000 aggregate principal amount of our 6.625% Senior Notes due 2020 and the related guarantees, which have been registered under the Securities Act, for any and all of our outstanding 6.625% Senior Notes due 2020 and the related guarantees.

Outstanding notes may be exchanged only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof; provided that the untendered portion of any outstanding note must be in a minimum denomination of $2,000.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Resale	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you have not entered into any arrangement or understanding with the Company or an affiliate of the Company to distribute such exchange notes and that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.” Any broker-dealer who holds outstanding securities acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such outstanding notes pursuant to the exchange offer, may be considered an underwriter; however, by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Expiration Date	The exchange offer expires at 11:59 p.m., New York City time, on June 28, 2011, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw any tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes	No interest will be paid on either the exchange notes or the outstanding notes at the time of the exchange. The exchange notes will accrue interest from and including the last interest payment date on which interest has been paid on the outstanding notes.

Accordingly, the holders of outstanding notes that are accepted for exchange will not receive accrued but unpaid interest on such outstanding notes at the time of tender. Rather, that interest will be payable on the exchange notes delivered in exchange for the outstanding notes on the first interest payment date after the expiration date of the exchange offer, which will be October 1, 2011.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the procedures under DTC’s Automated Tender Offer Program by which you will agree to be bound by the letter of transmittal.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

• you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

• you are acquiring the exchange notes in the ordinary course of your business; and

• if you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you have not entered into any arrangement or understanding with the Company or an affiliate of the Company to distribute such exchange notes and you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Any broker-dealer who holds outstanding securities acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such outstanding notes pursuant to the exchange offer, may be considered an underwriter; however, by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture under which the outstanding notes were issued, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes and related guarantees under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture under which the outstanding notes were issued. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not anticipate that we will register the outstanding notes under the Securities Act.

U.S. Federal Income Tax Consequences of the Exchange Offer	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Certain Material U.S. Federal Income Tax Considerations—The Exchange Offer.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

The Exchange Notes
     The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of Notes” section of this prospectus for a more detailed description of the notes.

Issuer	LifePoint Hospitals, Inc.

Securities Offered	$400,000,000 aggregate principal amount of senior notes due 2020.

Maturity Date	October 1, 2020.

Interest	Interest on the notes will accrue at the rate of 6.625% per annum, payable semi-annually in arrears.

Interest Payment Dates	We will pay interest on the notes semi-annually on April 1 and October 1 of each year, commencing October 1, 2011.

Ranking	The notes will be our senior unsecured obligations. Accordingly, they will rank:

• equal in right of payment to our existing and future senior indebtedness;

• senior in right of payment to our existing and future subordinated indebtedness;

• effectively subordinated in right of payment to our secured debt to the extent of the value of the assets securing such debt; and

• structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any of our existing or future non-guarantor subsidiaries.

Guarantees	The notes will be jointly and severally guaranteed on an unsecured senior basis by certain of our current and future domestic subsidiaries. Each subsidiary guarantee will rank:

• equal in right of payment to the guarantor’s existing and future senior indebtedness;

• senior in right of payment to the guarantors’ existing and future subordinated indebtedness; and

• effectively subordinated in right of payment to the secured debt of the guarantors to the extent of the value of the assets securing such debt.

Our non-guarantor subsidiaries accounted for $80.3 million, or 9.0%, of our total revenues for the three months ended March 31, 2011 and $358.8 million, or 8.4%, of our assets (excluding intercompany receivables) and $45.0 million, or 2.0%, of our liabilities (excluding intercompany liabilities) as of March 31, 2011.

Optional Redemption	We may redeem the notes, in whole or in part, at any time prior to October 1, 2015 at a price equal to 100% of the principal amount of the notes redeemed plus an applicable “makewhole” premium (as described in “Description of Notes—Optional Redemption”), plus accrued and unpaid interest, if any, to the date of redemption. We may redeem the notes, in whole or in part, at any time on or after October 1, 2015, at the redemption prices listed under “Description of Notes—Optional Redemption” plus accrued and unpaid interest, if any, to the date of redemption.

At any time before October 1, 2013, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 106.625% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest; provided that:

• at least 65% of the aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption; and

• such redemption occurs within 180 days of the date of the closing of any such qualified equity offering.

See “Description of Notes—Optional Redemption.”

Change of Control	If we experience a change of control under certain circumstances, we must offer to repurchase all of the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of control.”

Covenants	The indenture will contain covenants that, among other things, will limit our ability and the ability of certain of our subsidiaries to:

• incur additional indebtedness;

• pay dividends or repurchase or redeem capital stock;

• make certain investments;

• create liens;

• enter into certain types of transactions with our affiliates; and

• sell assets or consolidate or merge with or into other companies.

These and other covenants that will be contained in the indenture are subject to important exceptions and qualifications, which are described under “Description of Notes.”

If, on any date following the issuance date, certain conditions are met, including that during such time the notes maintain an investment grade rating, the application to the notes of certain covenants described above will be suspended during such period that the notes maintain an investment grade rating. The covenants above are also subject to a number of other important limitations and exceptions. See “Description of Notes—Certain Covenants.”

Risk Factors	See “Risk Factors” beginning on page 13 of this prospectus for important information regarding us and an investment in the notes.

No Prior Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly,

we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any such market that may develop. The initial purchasers in the private offering of the outstanding notes have informed us that they currently intend to make a market in the exchange notes; however, they are not obligated to do so, and they may discontinue any such market-making activities at any time without notice.

Summary Consolidated Historical Financial Data
     The following summary consolidated historical financial data is derived from our audited consolidated financial statements for the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006 and from our unaudited consolidated financial statements for the three months ended March 31, 2011 and 2010. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our results of operations for such periods. Operating results for any historical period are not necessarily indicative of the results that may be expected for any future period.
     This information is only a summary and should be read in conjunction with the more detailed information contained in our Consolidated Financial Statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the period ended March 31, 2011, which are incorporated by reference into this prospectus.

						Three Months Ended
	Year Ended December 31,					March 31,
(Dollars in millions)	2010	2009	2008	2007	2006	2011	2010
						(Unaudited)
Revenues	$3,262.4	$2,962.7	$2,700.8	$2,568.4	$2,336.5	$888.6	$786.2

Salaries and benefits	1,270.3	1,170.9	1,065.4	1,006.1	918.0	334.4	303.3
Supplies	443.0	409.1	372.6	352.2	326.1	118.7	108.4
Other operating expenses	605.2	538.0	499.8	464.0	397.4	161.6	140.4
Provision for doubtful accounts	443.8	375.4	313.2	307.0	250.0	130.1	102.1
Depreciation and amortization	148.5	143.0	132.1	129.4	105.4	39.7	36.1
Interest expense, net	108.1	103.2	107.7	107.4	105.5	29.2	25.1
Debt extinguishment costs	2.4	—	—	—	—	—	—
Impairment charges	—	1.1	1.2	—	—	—	—

	3,021.3	2,740.7	2,492.0	2,366.1	2,102.4	813.7	715.4

Income from continuing operations before income taxes	241.1	222.0	208.8	202.3	234.1	74.9	70.8
Provision for income taxes	82.4	80.3	79.9	80.5	91.2	28.4	26.6

Income from continuing operations	158.7	141.7	128.9	121.8	142.9	46.5	44.2
Less: Net income attributable to noncontrolling interests	(3.1)	(2.5)	(2.2)	(1.7)	(1.4)	(0.7)	(0.9)

Income from continuing operations attributable to LifePoint Hospitals, Inc.	$155.6	$139.2	$126.7	$120.1	$141.5	$45.8	$43.3

						Three Months Ended
	Year Ended December 31,					March 31,
(Dollars in millions)	2010	2009	2008	2007	2006	2011	2010
Balance Sheet Data (as of end of period):
Cash & cash equivalents	$207.4	$187.2	$75.7	$53.1	$12.2	$276.2	$219.4
Working capital	$498.8	$485.9	$376.2	$373.6	$377.7	$569.6	$539.8
Property & equipment, net	$1,668.6	$1,499.4	$1,416.0	$1,383.0	$1,305.4	$1,683.5	$1,502.4
Total assets	$4,162.9	$3,873.3	$3,680.3	$3,635.9	$3,638.3	$4,258.1	$3,939.6
Total debt, excluding unamortized discount of convertible debt instruments	$1,651.7	$1,502.2	$1,516.7	$1,517.1	$1,668.5	$1,651.3	$1,501.9
Total LifePoint Hospitals, Inc stockholders’ equity	$1,887.5	$1,827.7	$1,652.0	$1,629.1	$1,471.5	$1,957.1	$1,879.0

						Three Months Ended
	Year Ended December 31,					March 31,
(Dollars in millions)	2010	2009	2008	2007	2006	2011	2010
Additional Financial Data:
Purchases of property and equipment	$168.7	$166.6	$157.6	$158.4	$194.0	$55.9	$34.0
Net cash provided by operating activities—continuing operations	$375.7	$350.3	$346.6	$241.4	$257.8	$115.8	$83.5
Net cash used in investing activities—continuing operations	$(353.6)	$(244.1)	$(185.3)	$(158.3)	$(475.8)	$(58.5)	$(50.9)
Net cash (used in) provided by financing activities—continuing operations	$(0.3)	$(13.9)	$(119.3)	$(165.6)	$(148.5)	$11.3	$(0.2)

RISK FACTORS
     Before deciding to tender your notes in the exchange offer, you should carefully consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus. Any of the risks described herein could have a material adverse effect on our results of operation and financial condition. In such case, you may lose all or part of your investment in the notes.
Risks relating to our business
We cannot predict the effect that healthcare reform and other changes in government programs may have on our business, financial condition or results of operations.
     The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”) dramatically alters the United States healthcare system and is intended to decrease the number of uninsured Americans and reduce overall healthcare costs. The Affordable Care Act attempts to achieve these goals by, among other things, requiring most Americans to obtain health insurance, expanding Medicare and Medicaid eligibility, reducing Medicare and Medicaid payments, including disproportionate share hospital (“DSH”) payments to providers, expanding the Medicare program’s use of value-based purchasing programs, tying hospital payments to the satisfaction of certain quality criteria, and bundling payments to hospitals and other providers. The Affordable Care Act also contains a number of measures that are intended to reduce fraud and abuse in the Medicare and Medicaid programs, such as requiring the use of recovery audit contractors (“RACs”) in the Medicaid program, expanding the scope of the federal False Claims Act and generally prohibiting physician-owned hospitals from adding new physician owners or increasing the number of beds and operating rooms for which they are licensed. Because a majority of the measures contained in the Affordable Care Act do not take effect until 2013, it is difficult to predict the impact the Affordable Care Act will have on our facilities. In addition, there have been a number of challenges to the Affordable Care Act, and some courts have ruled that the requirement for individuals to carry health insurance or the Affordable Health Care Act in its entirety is unconstitutional. Several bills have been and will likely continue to be introduced in Congress to repeal or amend all or significant provisions of the Affordable Care Act. It is difficult to predict the full impact of the Affordable Care Act due to its complexity, lack of implementing regulations and interpretive guidance, gradual and potentially delayed implementation, pending court challenges, and possible repeal and/or amendment, as well as our inability to foresee how individuals and businesses will respond to the choices afforded them by the Affordable Care Act. Depending on further legislative developments, how the pending court challenges are resolved, and how the Affordable Care Act is ultimately interpreted and implemented, it could have an adverse effect on our business, financial condition and results of operations.
Our revenues will decline if federal or state programs reduce our Medicare or Medicaid payments or if managed care companies reduce reimbursement amounts. In addition, the financial condition of payors and healthcare cost containment initiatives may limit our revenues and profitability.
     For the first quarter of 2011, we derived 42.9% of our revenues from the Medicare and Medicaid programs, collectively. The Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations concerning patient eligibility requirements, funding levels and the method of calculating payments or reimbursements, among other things; requirements for utilization review; and federal and state funding restrictions, all of which could materially increase or decrease payments from these government programs in the future, as well as affect the timing of payments to our facilities.
     We are unable to predict the effect of future government healthcare funding policy changes on our operations. If the rates paid by governmental payors are reduced, if the scope of services covered by governmental payors is limited or if we, or one or more of our subsidiaries’ hospitals, are excluded from participation in the Medicare or Medicaid program or any other government healthcare program, there could be a material adverse effect on our business, financial condition, results of operations or cash flows.
     During the past several years, healthcare payors, such as federal and state governments, insurance companies and employers, have undertaken initiatives to revise payment methodologies and monitor healthcare costs. As part of their efforts to contain healthcare costs, payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk relating to paying for care provided, often in exchange for exclusive or preferred participation in their benefit plans. We expect efforts to impose greater discounts and more stringent cost controls by government and other payors to continue, thereby reducing the payments we receive for our services. In addition, these payors have instituted policies and procedures to substantially reduce or limit the use of inpatient services. For example, CMS has transitioned to full implementation of the MS-DRG system, which represents a refinement to the existing diagnosis-related group system. Future realignments in the MS-DRG system could impact the margins we receive for certain services. Furthermore, the Affordable Care Act provides for material reductions in the growth of Medicare program spending, including reductions in Medicare market basket updates, and Medicare DSH funding. Medicare payments in federal fiscal year 2011 for inpatient hospital services are expected to be slightly lower than payments for the same services in federal fiscal year 2010 because of reductions resulting from the Affordable Care Act and the MS-DRG implementation.
     All of our hospitals are certified as providers of Medicaid services. Medicaid programs are jointly funded by federal and state governments and are administered by states under an approved plan that provides hospital and other healthcare benefits to qualifying individuals who are unable to afford care. A number of states, however, are experiencing budget problems and have adopted or are considering legislation designed to reduce their Medicaid expenditures, including enrolling Medicaid recipients in managed care programs and imposing additional taxes on hospitals to help finance or expand states’ Medicaid systems. The American Recovery and Reinvestment Act of 2009 (the “ARRA”) and the Education, Jobs, and Medicaid Assistance Act (the “Assistance Act”) include increased federal funding for Medicaid through June 30, 2011. However, we are unable to predict at this time how this will impact states’ ability to provide Medicaid coverage in the future, particularly in light of the expanded Medicaid eligibility requirements that become effective in 2014 as part of the Affordable Care Act. It is possible that, despite Congress’s actions, budgetary pressures will force states to resort to some of the cost saving measures mentioned above. These efforts could have a material adverse effect on our business, financial condition, results of operations or cash flows.
     For example, one of our hospitals, Memorial Medical Center of Las Cruces, New Mexico (“MMC”), received approximately $38.5 million during 2010 under the New Mexico Sole Community Provider Program (the “SCPP”). While the funds made available to MMC (and other New Mexico hospitals that participate in the SCPP) are not tied directly to the cost of actual services provided, MMC is required to provide an annual report of its costs to Dona Ana County (the county primarily served by MMC). Once desired funding levels were established by Dona Ana County for 2009, the county submitted funds to the New Mexico Human Services Department (the “NMHSD”), which in turn were combined with funds sent by other New Mexico counties and then used by the NMHSD to request matching funds from the federal government. Once the federal matching dollars were made available to the state, the resulting sole community provider payment was made under the SCPP directly to MMC (and other hospitals participating in the SCPP) by the NMHSD. The payments made by the NMHSD to hospitals pursuant to the SCPP are based on formulas established with respect to each participating hospital. The SCPP was created in 1993 and has resulted in significant payments to MMC in prior years. Like many other states, there is a general concern in New Mexico that the SCPP cannot be sustained at current funding levels as a result of budget concerns and other factors. It seems likely, as a result, that the SCPP will soon be reconstituted. We are not able to predict what changes may be made to the SCPP, but any change in the SCPP is likely to reduce payments made to MMC.
We are subject to increasingly stringent governmental regulation, and may be subjected to allegations that we have failed to comply with governmental regulations which could result in sanctions and even greater scrutiny that reduce our revenues and profitability.
     All participants in the healthcare industry are required to comply with many laws and regulations at the federal, state and local government levels. These laws and regulations require that hospitals meet various requirements, including those relating to hospitals’ relationships with physicians and other referral sources, the adequacy and quality of medical care, equipment, personnel, operating policies and procedures, billing and cost reports, payment for services and supplies, maintenance of adequate records, privacy, compliance with building codes and environmental protection, among other matters. Many of the laws and regulations applicable to healthcare are complex, and, in public statements, governmental authorities have taken positions on issues for which little official interpretation was previously available. Some of these positions appear to be inconsistent with common practices within the industry but have not previously been challenged. In addition, the monitoring of compliance with and the enforcing of penalties for violations of these laws and regulations is changing and increasing. For example, in 2010, CMS issued a “self-referral disclosure protocol” for hospitals and other providers that wish to self-disclose potential violations of the provision of the Social Security Act commonly known as the “Stark law” and attempt to resolve those potential violations and any related overpayment liabilities at levels below the maximum penalties and amounts set forth in the statute. In light of the provisions of the Affordable Care Act that created potential False Claims Act liabilities for failing to report and repay known overpayments and return an overpayment within sixty (60) days of the identification of the overpayment or the date by which a corresponding cost report is due, whichever is later, hospitals and other healthcare providers are encouraged to disclose potential violations of the Stark law to CMS. It is likely that self-disclosure of Stark violations will continue in the future. Moreover, some government investigations that have in the past been conducted under the civil provisions of federal law are now being conducted as criminal investigations under the Medicare fraud and abuse laws.
     The healthcare industry has seen a number of ongoing investigations related to patient referrals, physician recruiting practices, cost reporting and billing practices, laboratory and home healthcare services, physician ownership of hospitals and other healthcare providers, and joint ventures involving hospitals and physicians. Federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the Office of Inspector General of the Department of Health and Human Services (the “OIG”) (which is responsible for investigating fraud and abuse activities in government programs) and the U.S. Department of Justice periodically establish targeted enforcement initiatives that focus on specific billing practices or other areas that are highly susceptible to fraud and abuse. The OIG reported savings and expected recoveries for federal healthcare programs of more than $25.9 billion for federal fiscal year 2010 as a result of its enforcement activities.
     Hospitals continue to be one of the primary focal areas of the OIG and other governmental fraud and abuse programs. In January 2005, the OIG issued Supplemental Compliance Program Guidance for Hospitals that focuses on hospital compliance risk areas. Some of the risk areas highlighted by the OIG include correct outpatient procedure coding, revising admission and discharge policies to reflect current CMS rules, submitting appropriate claims for supplemental payments such as pass-through costs and outlier payments and a general discussion of the fraud and abuse risks related to financial relationships with referral sources. Each federal fiscal year, the OIG also publishes a General Work Plan that provides a brief description of the activities that the OIG plans to initiate or continue with respect to the programs and operations of the Department of Health and Human Services (“HHS”) and details the areas that the OIG believes are prone to fraud and abuse. In addition, the claims review strategies used by the RACs generally include a review of high dollar claims, including inpatient hospital claims. As a result, a large majority of the total amounts recovered by RACs has come from hospitals. The Affordable Care Act expands the RAC program’s scope to include managed Medicare and to include Medicaid claims by requiring all states to establish programs to contract with RACs in 2011. In addition, CMS employs Medicaid Integrity Contractors (“MICs”) to perform post-payment audits of Medicaid claims and identify overpayments. The Affordable Care Act increases federal funding for the MIC program for federal fiscal year 2011 and later years. In addition to RACs and MICs, the state Medicaid agencies and other contractors have also increased their review activities.
     The laws and regulations with which we must comply are complex and subject to change. In the future, different interpretations or enforcement of these laws and regulations could subject our practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate our hospitals and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.
     Finally, we are subject to various federal, state and local statutes and ordinances regulating the discharge of materials into the environment. Our healthcare operations generate medical waste, such as pharmaceuticals, biological materials and disposable medical instruments that must be disposed of in compliance with federal, state and local environmental laws, rules and regulations. Our operations are also subject to various other environmental laws, rules and regulations. Environmental regulations also may apply when we renovate or refurbish hospitals, particularly older facilities.
We may continue to see the growth of uninsured and “patient due” accounts, and deterioration in the collectability of these accounts could adversely affect our collections of accounts receivable, results of operations and cash flows.
     The primary collection risks associated with our accounts receivable relate to the uninsured patient accounts and patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and co-payments) remain outstanding. The provision for doubtful accounts relates primarily to amounts due directly from patients. This risk has increased, and will likely continue to increase, as more individuals enroll in high deductible insurance plans or those with high co-payments or who have no insurance coverage. These trends will likely be exacerbated if general economic conditions remain challenging or if unemployment levels in the communities in which we operate rise. As unemployment rates increase, our business strategies to generate organic growth and to improve admissions and adjusted admissions at our hospitals could become more difficult to accomplish.
     The amount of our provision for doubtful accounts is based on our assessments of historical collection trends, business and economic conditions, trends in federal and state governmental and private employer health coverage and other collection indicators. A continuation in trends that results in increasing the proportion of accounts receivable being comprised of uninsured accounts and deterioration in the collectability of these accounts could adversely affect our collections of accounts receivable, results of operations and cash flows. As enacted, the Affordable Care Act seeks to decrease, over time, the number of uninsured individuals. Among other things, the Affordable Care Act will, beginning in 2014, expand Medicaid and incentivize employers to offer, and require individuals to carry, health insurance or be subject to penalties. However, it is difficult to predict the full impact of the Affordable Care Act due to its complexity, lack of implementing regulations and interpretive guidance, gradual and potentially delayed implementation, pending court challenges, and possible repeal and/or amendment, as well as our inability to foresee how individuals and businesses will respond to the choices afforded them by the Affordable Care Act. In addition, even after implementation of the Affordable Care Act, we may continue to experience bad debts and be required to provide uninsured discounts and charity care for undocumented aliens who are not permitted to enroll in a health insurance exchange or government healthcare programs.
Controls designed to reduce inpatient services may reduce our revenues.
     Controls imposed by Medicare, Medicaid, and commercial third-party payors designed to reduce admissions and lengths of stay, commonly referred to as “utilization review,” have affected and are expected to continue to affect our facilities. Federal law contains numerous provisions designed to ensure that services rendered by hospitals to Medicare and Medicaid patients meet professionally recognized standards and are medically necessary and that claims for reimbursement are properly filed. These provisions include a requirement that a sampling of admissions of Medicare and Medicaid patients must be reviewed by quality improvement organizations, which review the appropriateness of Medicare and Medicaid patient admissions and discharges, the quality of care provided, the validity of MS-DRG classifications and the appropriateness of cases of extraordinary length of stay or cost on a post-discharge basis. Quality improvement organizations may deny payment for services or assess fines and also have the authority to recommend to the HHS that a provider which is in substantial noncompliance with the standards of the quality improvement organization be excluded from participation in the Medicare program. The Affordable Care Act potentially expands the use of prepayment review by Medicare contractors by eliminating statutory restrictions on their use, and, as a result, efforts to impose more stringent cost controls are expected to continue. Utilization review is also a requirement of most non-governmental managed care organizations and other third-party payors. Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required preadmission authorization and utilization review and by third party payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Although we are unable to predict the effect these controls and changes will have on our operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material, adverse effect on our business, financial position and results of operations.
The industry trend towards value-based purchasing may negatively impact our revenues.
     There is a trend in the healthcare industry toward value-based purchasing of healthcare services. These value-based purchasing programs include both public reporting of quality data and preventable adverse events tied to the quality and efficiency of care provided by facilities. Governmental programs including Medicare and Medicaid currently require hospitals to report certain quality data to receive full reimbursement updates. In addition, Medicare does not reimburse for care related to certain preventable adverse events. Many large commercial payors currently require hospitals to report quality data, and several commercial payors do not reimburse hospitals for certain preventable adverse events.

     The Affordable Care Act contains a number of provisions intended to promote value-based purchasing. Effective July 1, 2011, the Affordable Care Act will prohibit the use of federal funds under the Medicaid program to reimburse providers for medical assistance provided to treat hospital acquired conditions (“HACs”). A HAC is a condition that is acquired by a patient while admitted as an inpatient at a hospital, such as a surgical site infection. Beginning in federal fiscal year 2015, hospitals that fall into the top 25% of national risk-adjusted HAC rates for all hospitals in the previous year will receive a 1% reduction in their total Medicare payments. Hospitals with excessive readmissions for conditions designated by HHS will receive reduced payments for all inpatient discharges, not just discharges relating to the conditions subject to the excessive readmission standard.
     The Affordable Care Act also requires HHS to implement a value-based purchasing program for inpatient hospital services. The Affordable Care Act requires HHS to reduce inpatient hospital payments for all discharges by a percentage beginning at 1% in federal fiscal year 2013 and increasing by 0.25% each fiscal year up to 2% in federal fiscal year 2017 and subsequent years. HHS will pool the amount collected from these reductions to fund payments to reward hospitals that meet or exceed certain quality performance standards established by HHS. HHS will determine the amount each hospital that meets or exceeds the quality performance standards will receive from the pool of dollars created by these payment reductions.
     We expect value-based purchasing programs, including programs that condition reimbursement on patient outcome measures, to become more common and to involve a higher percentage of reimbursement amounts. We are unable at this time to predict how this trend will affect our results of operations, but it could negatively impact our revenues.
The lingering effects of the economic recession could materially adversely affect our financial position, results of operations or cash flows.
     The United States economy recently emerged from an economic recession and unemployment levels remain high. While certain healthcare spending is considered non-discretionary and may not be significantly impacted by economic downturns, other types of healthcare spending may be adversely impacted by such conditions. When patients are experiencing personal financial difficulties or have concerns about general economic conditions, they may choose:
•	to defer or forego elective surgeries and other non-emergent procedures, which are generally more profitable lines of business for hospitals; or

•	a high-deductible insurance plan or no insurance at all, which increases a hospital’s dependence on self-pay revenue. Moreover, a greater number of uninsured patients may seek care in our emergency rooms.
     We are unable to determine the specific impact of these economic conditions on our business at this time, but we believe that the lingering effects of the economic recession could have an adverse impact on our operations and could impact not only the healthcare decisions of our patients, but also the solvency of managed care providers and other counterparties to transactions with us.
The failure of certain employers, or the closure of certain manufacturing and other facilities in our markets, can have a disproportionate impact on our hospitals.
     The economies in the non-urban communities in which our hospitals operate are often dependant on a small number of large employers, especially manufacturing or other facilities. These employers often provide income and health insurance for a disproportionately large number of community residents who may depend on our hospitals for care. The failure of one or more large employers, or the closure or substantial reduction in the number of individuals employed at manufacturing or other facilities located in or near many of the non-urban communities in which our hospitals operate, could cause affected employees to move elsewhere for employment or lose insurance coverage that was otherwise available to them. The occurrence of these events may cause a material reduction in our revenues and results of operations or impede our business strategies intended to generate organic growth and improve operating results at our hospitals.

If we do not effectively attract, recruit and retain qualified physicians, our ability to deliver healthcare services efficiently will be adversely affected.
     As a general matter, only physicians on our medical staffs may direct hospital admissions and the services ordered once a patient is admitted to a hospital. As a result, the success of our hospitals depends in part on the number and quality of the physicians on the medical staffs of our hospitals, the admitting practices of those physicians and maintaining good relations with those physicians.
     The success of our efforts to recruit and retain quality physicians depends on several factors, including the actual and perceived quality of services provided by our hospitals, our ability to meet demands for new technology and our ability to identify and communicate with physicians who want to practice in non-urban communities. In particular, we face intense competition in the recruitment and retention of specialists because of the difficulty in convincing these individuals of the benefits of practicing or remaining in practice in non-urban communities. If the non-urban communities in which our hospitals operate are not seen as attractive, then we could experience difficulty attracting and retaining physicians to practice in our communities. We may not be able to recruit all of the physicians we target. In addition, we may incur increased malpractice expense if the quality of physicians we recruit does not meet our expectations.
     Additionally, our ability to recruit physicians is closely regulated. For example, the types, amount and duration of assistance we can provide to recruited physicians are limited by the Stark law, the anti-kickback provisions of the Social Security Act (the “Anti-kickback Statute”), state anti-kickback statutes, and related regulations. For example, the Stark law requires, among other things, that recruitment assistance can only be provided to physicians who meet certain geographic and practice requirements, that the amount of assistance cannot be changed during the term of the recruitment agreement, and that the recruitment payments cannot generally benefit physicians currently in practice in the community beyond recruitment costs actually incurred by them. In addition to these legal requirements, there is competition from other communities and facilities for these physicians, and this competition continues after the physician is practicing in one of our communities.
The profitability of our employed physicians will be affected by changes in the Medicare and Medicaid payment rates.
     In recent years, physician payment amounts have been determined on a year by year basis. If the sustainable growth rate provision of the Social Security Act is applied to the physician fee schedule in January 2012 as required by current legislation, Medicare payments will decrease by approximately 29.5%. We believe that physician employment by acute care hospitals has become more common as a result of actual and potential reductions in payment amounts for physician services. Our experience in employing physicians is consistent with industry trends. Employed physicians could present more direct risks to us than those presented by independent members of our hospitals’ medical staffs. The combination of increased salary cuts and potential liabilities are significant and if this trend continues, could have an adverse effect on our results of operations.
Our hospitals face competition for staffing, which may increase labor costs and reduce profitability.
     In addition to our physicians, the operations of our hospitals are dependent on the efforts, abilities and experience of our management and medical support personnel, such as nurses, pharmacists and lab technicians. We compete with other healthcare providers in recruiting and retaining qualified management and staff personnel responsible for the day-to-day operations of each of our hospitals, including nurses and other non-physician healthcare professionals. In some markets, the scarce availability of nurses and other medical support personnel presents a significant operating issue. This shortage may require us to enhance wages and benefits to recruit and retain nurses and other medical support personnel, recruit personnel from foreign countries, and hire more expensive temporary or contract personnel. In addition, the states in which we operate could adopt mandatory nurse-staffing ratios or could reduce mandatory nurse staffing ratios already in place. State-mandated nurse-staffing ratios could significantly affect labor costs and have an adverse impact on revenues if we are required to limit admissions in order to meet the required ratios. If our labor costs increase, we may not be able to raise rates to offset these increased costs. We also depend on the available labor pool of semi-skilled and unskilled employees in each of the markets in which we operate. Because a significant percentage of our revenue consists of fixed, prospective payments, our ability to pass along increased labor costs is constrained. Our failure to recruit and retain qualified management, nurses and other medical support personnel, or to control our labor costs could have a material adverse effect on our financial condition or results of operations.
The loss of certain physicians can have a disproportionate impact on certain of our hospitals.
     Generally, the top ten attending physicians within each of our facilities represent a large share of our inpatient revenues and admissions. The loss of one or more of these physicians — even if temporary — could cause a material reduction in our revenues, which could take significant time to replace given the difficulty and cost associated with recruiting and retaining physicians.
We may be subjected to actions brought by the government under anti-fraud and abuse provisions or by individuals on the government’s behalf under the False Claims Act’s “qui tam” or “whistleblower” provisions.
     We are subject to the Anti-kickback Statute, which prohibits healthcare service providers from paying or receiving remuneration to induce or arrange for the referral of patients or purchase of items or services covered by a federal or state healthcare program. We are also subject to the Stark law, which prohibits a physician from referring Medicare and Medicaid patients to selected types of healthcare entities in which they or any of their immediate family members have ownership or a compensation relationship unless an exception applies. If regulatory authorities determine that any of our hospitals’ arrangements violate the Anti-kickback Statute or Stark law, we could be subject to a number of significant liabilities such as criminal penalties (for violations of the Anti-kickback Statute), civil monetary penalties, and/or exclusion from participation in Medicare, Medicaid or other federal healthcare programs, any of which could impair our ability to operate one or more of our hospitals profitably.
     The federal False Claims Act prohibits providers from, among other things, knowingly submitting false claims for payment to the federal government. The “qui tam” or “whistleblower” provisions of the False Claims Act allow private individuals to bring actions under the False Claims Act on behalf of the government. These private parties are entitled to share in any amounts recovered by the government, and, as a result, the number of “whistleblower” lawsuits that have been filed against providers has increased significantly in recent years. Defendants found to be liable under the federal False Claims Act may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties ranging between $5,500 and $11,000 for each separate false claim.
     There are many potential bases for liability under the False Claims Act. The government has used the False Claims Act to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, submitting false cost reports, and providing care that is not medically necessary or that is substandard in quality. The Affordable Care Act also provides that claims submitted in connection with patient referrals that result from violations of the Anti-kickback Statute constitute false claims for the purposes of the federal False Claims Act, and some courts have held that a violation of the Stark law can result in False Claims Act liability, as well. In addition, a number of states have adopted their own false claims and whistleblower provisions whereby a private party may file a civil lawsuit in state court. We are required to provide information to our employees and certain contractors about state and federal false claims laws and whistleblower provisions and protections.
     Although we intend and will endeavor to conduct our business in compliance with all applicable federal and state fraud and abuse laws, many of these laws are broadly worded and may be interpreted or applied in ways that cannot be predicted. Therefore, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to be in compliance with applicable fraud and abuse laws.
If our access to licensed information systems is interrupted or restricted, or if we are not able to integrate changes to our existing information systems or information systems of acquired hospitals, our operations could suffer.
     Our business depends significantly on effective information systems to process clinical and financial information. Information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology. We rely heavily on HCA-Information Technology and Services, Inc., (“HCA-IT”), for information systems. HCA-IT provides us with financial, clinical, patient accounting and network information services. HCA’s primary business is to own and operate hospitals, not to provide information systems. We do not control HCA-IT’s systems. If these systems fail or are interrupted, if our access to these systems is limited in the future or if HCA-IT develops systems more appropriate for the urban healthcare market and not suited for our hospitals, our operations could suffer. Our existing contract with HCA-IT, expires on December 31, 2017 (including a wind-down period) unless extended by the parties.
     System conversions are costly, time consuming and disruptive for physicians and employees. Some of our hospitals have recently converted or are currently converting from the system provided by HCA-IT to another third party information system. Implementation of such conversions are very costly and, if such conversions occurred on a large scale, could have a material adverse effect on our business, financial condition, results of operations or cash flows.
     In addition, as new information systems are developed in the future, we will need to integrate them into our existing systems. Evolving industry and regulatory standards, such as the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and meaningful use regulations, may require changes to our information systems in the future. We may not be able to integrate new systems or changes required to our existing systems or systems of acquired hospitals in the future effectively or on a cost-efficient basis.
If we fail to effectively and timely implement electronic health record systems, our operations could be adversely affected.
     As required by ARRA, the Secretary of HHS is in the process of developing and implementing an incentive payment program for eligible hospitals and healthcare professionals that adopt and meaningfully use electronic health record (“EHR”) technology. HHS intends to use the Provider Enrollment, Chain and Ownership System (“PECOS”) to verify Medicare enrollment prior to making EHR incentive program payments. If our hospitals and employed professionals are unable to meet the requirements for participation in the incentive payment program, including having an enrollment record in PECOS, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, beginning in federal fiscal year 2015, eligible hospitals and professionals that fail to demonstrate meaningful use of certified EHR technology will be subject to reduced payments from Medicare. System conversions to comply with EHR could be time consuming and disruptive for physicians and employees. Failure to implement EHR systems effectively and in a timely manner could have a material adverse effect on our financial position and results of operations.
We may have difficulty acquiring hospitals on favorable terms.
     One element of our business strategy is expansion through the acquisition of acute care hospitals in non-urban markets. We face significant competition to acquire other attractive non-urban hospitals, and we may not find suitable acquisitions on favorable terms. Our primary competitors for acquisitions have included for-profit and tax-exempt hospitals and hospital systems and privately capitalized start-up companies. Buyers with a strategic desire for any particular hospital — for example, a hospital located near existing hospitals or those who will realize economic synergies — have demonstrated an ability and willingness to pay premium prices for hospitals. Strategic buyers, as a result, can present a competitive barrier to our acquisition efforts.
     Given the increasingly challenging regulatory and enforcement environment, our ability to acquire hospitals could be negatively impacted if targets are found to have material unresolved compliance issues, including obligations to self-report violations of law or outstanding obligations to pay amounts under the voluntary self-referral protocol or other laws. We could experience delays in closing or fail to close transactions with targets that initially were attractive but became unattractive as a result of a poor compliance program, material non-compliance with laws or failure to timely address compliance risks.
     The cost of an acquisition could result in a dilutive effect on our results of operations, depending on various factors, including the amount paid for the acquisition, the acquired hospital’s results of operations, allocation of purchase price, effects of subsequent legislation and limitations on rate increases. In the past, we have occasionally experienced temporary delays in improving the operating margins or effectively integrating the operations of our acquired hospitals. In the future, if we are unable to improve the operating margins of acquired hospitals, operate them profitably or effectively integrate their operations, we may be unable to achieve our growth strategy.

     Even if we are able to identify an attractive target, we may not be able to obtain financing, if necessary, for any acquisitions or joint ventures that we might make or may be required to borrow at higher rates and on less favorable terms. We may incur or assume additional indebtedness as a result of acquisitions. Our failure to acquire non-urban hospitals consistent with our growth plans could prevent us from increasing our revenues.
     In recent years, the legislatures and attorneys general of several states have become more interested in sales of hospitals by tax-exempt entities. This heightened scrutiny may increase the cost and difficulty, or prevent the completion, of transactions with tax-exempt organizations in the future.
We may encounter difficulty operating and integrating acquired hospitals.
     We may be unable to timely and effectively integrate any hospitals that we acquire with our ongoing operations. We may experience delays in implementing operating procedures and systems in newly acquired hospitals. Integrating an acquired hospital could be expensive and time consuming and could disrupt our ongoing business, negatively affect cash flow and distract management and other key personnel. In addition, acquisition activity requires transitions from, and the integration of, operations and, usually, information systems that are used by acquired hospitals. We will rely heavily on HCA-IT and other third parties for information systems integration as part of a contractual arrangement for information technology services. We may not be successful in causing HCA-IT and other third parties to convert our newly acquired hospitals’ information systems in a timely manner.
If we acquire hospitals with unknown or contingent liabilities, we could become liable for material obligations.
     Businesses we have acquired, or businesses we may acquire may have unknown or contingent liabilities for past activities of acquired businesses, including liabilities for failure to comply with healthcare laws and regulations, medical and general professional liabilities, worker’s compensation liabilities, previous tax liabilities and unacceptable business practices. Although we have historically obtained, and we intend to continue to obtain, contractual indemnification from sellers covering these matters, any indemnification obtained from sellers may be insufficient to cover material claims or liabilities for past activities of acquired businesses.
Other hospitals and outpatient facilities provide services similar to those which we offer. In addition, physicians provide services in their offices that could be provided in our hospitals. These factors increase the level of competition we face and may therefore adversely affect our revenues, profitability and market share.
     Competition among hospitals and other healthcare service providers, including outpatient facilities, has intensified in recent years. We compete with other hospitals, including larger tertiary care centers located in larger metropolitan areas, and with physicians who provide services in their offices which could otherwise be provided in our hospitals. Although the hospitals with which we compete may be a significant distance away from our facilities, patients in our markets may migrate on their own to, may be referred by local physicians to, or may be encouraged by their health plan to travel to these hospitals. Furthermore, some of the hospitals with which we compete may offer more or different services than those available at our hospitals, may have more advanced equipment or may have a medical staff that is thought to be better qualified. Also, some of the hospitals that compete with our facilities are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals, in most instances, are also exempt from paying sales, property and income taxes.
     We also face very significant and increasing competitions from services offered by physicians (including physicians on our medical staffs) in their offices and from other specialized care providers, including outpatient surgery, oncology, physical therapy and diagnostic centers (including many in which physicians may have an ownership interest). Some of our hospitals have and will seek to develop outpatient facilities where necessary to compete effectively. However, to the extent that other providers are successful in developing outpatient facilities or physicians are able to offer additional, advanced services in their offices, our market share for these services will likely decrease in the future.
     Quality of care and value-based purchasing have also become significant trends and competitive factors in the healthcare industry. In 2005, CMS began making public performance data relating to ten quality measures that hospitals submit in connection with their Medicare reimbursement. Since that time, CMS has on several occasions increased the number of quality measures hospitals are required to report in order to receive the full Medicare inpatient prospective payment system (“IPPS”) and outpatient prospective payment system (“OPPS”) market basket updates. In addition, the Medicare program no longer reimburses hospitals for the cost of care relating to certain preventable adverse events, and many private healthcare payors have adopted similar policies. If the public performance data become a primary factor in where patients choose to receive care, and if competing hospitals have better results than our hospitals on those measures, we would expect that our patient volumes could decline.
Our revenues are especially concentrated in a small number of states which will make us particularly sensitive to regulatory and economic changes in those states.
     Our revenues are particularly sensitive to regulatory and economic changes in states in which we generate the majority of our revenues including Kentucky, Virginia, New Mexico, Tennessee, West Virginia, Alabama, Arizona, Louisiana and Texas. The following table contains our revenues and revenues as a percentage of our total revenues by state for each of these states for the years presented (dollars in millions):

	Revenue Concentration by State
	Amount			% of Total Revenues
	2010	2009	2008	2010	2009	2008
Kentucky	$544.8	$485.5	$465.0	16.7%	16.4%	17.2%
Virginia	404.7	384.1	381.6	12.4	13.0	14.1
New Mexico	295.4	288.0	245.7	9.1	9.7	9.1
Tennessee	293.9	225.5	223.2	9.0	7.6	8.3
West Virginia	273.7	250.7	243.4	8.4	8.5	9.0
Alabama	236.9	209.6	203.2	7.3	7.1	7.5
Arizona	216.7	195.2	173.8	6.6	6.6	6.4
Louisiana	212.3	204.2	194.6	6.5	6.9	7.2
Texas	148.2	139.9	142.3	4.5	4.7	5.3
     Accordingly, any change in the current demographic, economic, competitive or regulatory conditions in the above-mentioned states could have an adverse effect on our business, financial condition, results of operations and/or prospects. Medicaid changes in these states could also have a material adverse effect on our business, financial condition, results of operations or cash flows.
If we do not continually enhance our hospitals with the most recent technological advances in diagnostic and surgical equipment, our ability to maintain and expand our markets may be adversely affected.
     Technological advances, including with respect to computer-assisted tomography scanner (CTs), magnetic resonance imaging (MRIs) and positron emission tomography scanner (PETs) equipment, continue to evolve. In addition, the manufacturers of such equipment often provide incentives to try to increase their sales, including providing favorable financing to higher credit risk organizations. In an effort to compete, we must continually assess our equipment needs and upgrade our equipment as a result of technological improvements. We believe that the direction of the patient flow correlates directly to the level and intensity of such diagnostic equipment.
We have substantial indebtedness and we may incur significant amounts of additional indebtedness in the future which could affect our ability to finance operations and capital expenditures, pursue desirable business opportunities or successfully operate our business in the future.
     As of March 31, 2011, our consolidated debt, excluding the unamortized discount of convertible debt instruments, was approximately $1,651.3 million. We also have the ability to incur significant amounts of additional indebtedness, subject to the conditions imposed by the terms of our credit agreement and the agreements or indentures governing any additional indebtedness that we incur in the future. As of December 31, 2010, revolving loans available for borrowing under our credit agreement were up to $318.9 million, net of outstanding letters of credit of $31.1 million. Additionally, our credit agreement contains uncommitted “accordion” features that permit us to borrow at a later date additional aggregate principal amounts of up to $650.0 million under the term A and the term B loan components and up to $300.0 million under the revolving loan component, subject to obtaining additional lender commitments and the satisfaction of other conditions. Our ability to repay or refinance our indebtedness will depend upon our ability to monetize our interests in our hospital assets and our operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control.
     Although we believe that our future operating cash flow, together with available financing arrangements, will be sufficient to fund our operating requirements, our leverage and debt service obligations could have important consequences, including the following:
•	Under our credit agreement, we are required to satisfy and maintain specified financial ratios and tests. Failure to comply with these obligations may cause an event of default which, if not cured or waived, could require us to repay substantial indebtedness immediately. Moreover, if debt repayment is accelerated, we will be subject to higher interest rates on our debt obligations as a result of these covenants and our credit ratings may be adversely impacted.

•	We may be vulnerable in the event of downturns and adverse changes in the general economy or our industry. Specific examples of industry changes that could have an adverse impact on our cash flow include the implementation by the government of further limitations on reimbursement under Medicare and Medicaid.

•	We may have difficulty obtaining additional financing at favorable interest rates to meet our requirements for working capital, capital expenditures, acquisitions, general corporate or other purposes.

•	We will be required to dedicate a substantial portion of our cash flow to the payment of principal and interest on indebtedness, which will reduce the amount of funds available for operations, capital expenditures and future acquisitions.

•	Any borrowings we incur at variable interest rates expose us to increases in interest rates generally.

•	A breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. We may be required to pay our indebtedness immediately if we default on any of the numerous financial or other restrictive covenants contained in the debt agreements. It is not certain whether we will have, or will be able to obtain, sufficient funds to make these accelerated payments. If any senior debt is accelerated, our assets may not be sufficient to repay such indebtedness and our other indebtedness.

•	In the event of a default, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be effected on satisfactory terms, if at all, or that sufficient funds could be obtained to make these accelerated payments.
Covenant restrictions under our senior secured credit facilities and our indenture will impose significant operating and financial restrictions on us and may limit our ability to operate our business and to make payments on the notes and other outstanding indebtedness. The exceptions to the covenants in our indenture may allow us to refinance subordinated indebtedness with senior indebtedness.
     The credit agreement that governs our senior secured credit facilities and the indenture that will govern the notes contain covenants that restrict our ability to finance future operations or capital needs, to take advantage of other business opportunities that may be in our interest or to satisfy our obligations under the notes. These covenants restrict our ability to, among other things:
•	incur or guarantee additional debt or extend credit;

•	pay dividends or make distributions on, or redeem or repurchase, our capital stock or certain

•	other debt;

•	make other restricted payments, including investments;

•	dispose of assets;

•	engage in transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	create liens on our assets or engage in sale/leaseback transactions; and

•	effect a consolidation or merger, or sell, transfer, lease all or substantially all of our assets.
     The limitations in our credit agreement for our senior secured credit facilities, our indenture or other instruments governing indebtedness that we may incur in the future may restrict our ability to repay existing outstanding indebtedness. Subject to certain conditions, holders of the 3 1/2% convertible senior subordinated notes due 2014 and the 3 1/4% convertible senior subordinated debentures due 2025 may convert their securities for cash, and if applicable, shares in common stock prior to the maturation of the notes offered hereby. Failure to repay the 3 1/2% convertible senior subordinated notes due 2014 or 3 1/4% convertible senior subordinated debentures due 2025 upon maturity or upon conversion of the securities may result in a default.
     Subject to certain conditions, the provisions of our indenture may also allow us to refinance indebtedness that is subordinated in right of payment to the notes with indebtedness that would rank pari passu with the notes.
We may be subject to liabilities because of malpractice and related legal claims brought against our hospitals or our employed physicians. If we become subject to these claims, we could be required to pay significant damages, which may not be covered by insurance.
     We may be subject to medical malpractice lawsuits and other legal actions arising out of the operations of our owned and leased hospitals and the activities of our employed physicians. These actions may involve large claims and significant defense costs. In an effort to resolve one or more of these matters, we may choose to negotiate a settlement. Amounts we pay to settle any of these matters may be material. We maintain professional and general liability insurance with unrelated commercial insurance carriers to provide for losses in excess of our SIR amount. As a result, one or more successful claims against us that are within our SIR amounts could have an adverse effect on our results of operations, cash flows, financial condition or liquidity. Also, some of these claims could exceed the scope of the coverage in effect, or coverage of particular claims could be denied. In addition, we operate a wholly-owned captive insurance company under the name Point of Life Indemnity, Ltd., which, issues malpractice insurance policies to our employed physicians.
     Insurance coverage in the future may not continue to be available at a cost allowing us to maintain adequate levels of insurance with acceptable SIR level amounts. One or more of our insurance carriers may become insolvent and unable to fulfill its obligation to defend, pay or reimburse us when that obligation becomes due. In addition, physicians using our hospitals may be unable to obtain insurance on acceptable terms, which could result in these physicians not being able to meet the minimum insurance requirements in the applicable hospital medical staff bylaws or necessitate a reduction in the level of insurance required to be carried under such bylaws.
Our revenues and volume trends may be adversely affected by certain factors over which we have no control.
     Our revenues and volume trends are dependent on many factors, including physicians’ clinical decisions and availability, payor programs shifting to a more outpatient-based environment, whether or not certain services are offered, seasonal and severe weather conditions, including the effects of extreme low temperatures, hurricanes and tornados, earthquakes, current local economic and demographic changes, the intensity and timing of yearly flu outbreaks. In addition, technological developments and pharmaceutical improvements may reduce the demand for healthcare services or the profitability of the services we offer.

If our fair value declines, a material non-cash charge to earnings from impairment of our goodwill could result.
     As of March 31, 2011, we had approximately $1,551.2 million of goodwill. We expect to recover the carrying value of this goodwill through our future cash flows. We evaluate annually, based on our fair value, whether the carrying value of our goodwill is impaired. If the carrying value of our goodwill is impaired, we may incur a material non-cash charge to earnings.
Certificate of need laws and regulations regarding licenses, ownership and operation may impair our future expansion in some states.
     Some states require prior approval for the purchase, construction and expansion of healthcare facilities, based on the state’s determination of need for additional or expanded healthcare facilities or services. Ten states in which we operate hospitals require a certificate of need for capital expenditures exceeding a prescribed amount, changes in bed capacity or services, and for certain other planned activities. We may not be able to obtain certificates of need required for expansion activities in the future. In addition, all of the states in which we operate facilities require hospitals and most healthcare providers to maintain one or more licenses. If we fail to obtain any required certificate of need or license, our ability to operate or expand operations in those states could be impaired.
In states without certificate of need laws, competing providers of healthcare services are able to expand and construct facilities without the need for significant regulatory approval.
     In the seven states in which we operate that do not require certificates of need for the purchase, construction and expansion of healthcare facilities or services, competing healthcare providers face low barriers to entry and expansion. If competing providers of healthcare services are able to purchase, construct or expand healthcare facilities without the need for regulatory approval, we may face decreased market share and revenues in those markets.
Different interpretations of accounting principles could have a material adverse effect on our results of operations or financial condition.
     Generally accepted accounting principles are complex, continually evolving and may be subject to varied interpretation by us, our independent registered public accounting firm and the SEC. Such varied interpretations could result from differing views related to specific facts and circumstances. Differences in interpretation of generally accepted accounting principles could have a material adverse effect on our results of operations or financial condition.
Our stock price has been and may continue to be volatile; any significant decline may result in litigation.
     The trading price of our common stock has been and may continue to be subject to wide fluctuations. This may result in stockholder lawsuits, which could divert management’s time away from operations and could result in higher legal fees and proxy costs.
•	Our stock price may fluctuate in response to the results of our operations and to a number of events and factors, including:

•	actual or anticipated quarterly variations in operating results, particularly if they differ from investors’ expectations;

•	changes in financial estimates and recommendations by securities analysts;

•	changes in government regulations including those relating to reimbursement and operational policies and procedures;

•	the operating and stock price performance of other companies that investors may deem comparable;

•	changes in overall economic factors in our markets;

•	news reports relating to trends or events in our markets; and

•	issues associated with integration of the hospitals that we acquire.
     Broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.
     As a result of the above factors, we could be subjected to potential stockholder lawsuits. Such lawsuits are time consuming and expensive. Among other things, such lawsuits divert management’s time and attention from operations. Such lawsuits also force us to incur substantial legal fees and proxy costs in defending our position.
Risks relating to the notes
Your ability to enforce the guarantees of the notes may be limited.
     Although the notes are our obligations, they will be unconditionally guaranteed on an unsecured senior basis by certain of our domestic subsidiaries. The performance by each guarantor of its obligations with respect to its guarantee may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of unpaid creditors of such subsidiary guarantor. Under these statutes, if a court were to find under relevant federal or state fraudulent conveyance statutes that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for incurring its guarantee of the notes, and that, at the time of such incurrence, the subsidiary guarantor: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence or grant; (iii) was engaged in a business or transaction for which the assets remaining with such subsidiary guarantor constituted unreasonably small capital; or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court, subject to applicable statutes of limitation, could void the subsidiary guarantor’s obligations under its guarantee, recover payments made under the guarantee, subordinate the guarantee to other indebtedness of the subsidiary guarantor or take other action detrimental to the holders of the notes.
     In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. In addition, each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent conveyance. This provision may not be effective to protect the guarantees from being voided under fraudulent conveyance laws, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.
     The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured or if a company is not able to pay its debts as they become due. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the guarantees, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the guarantees, to the claims of all existing and future creditors on similar grounds. The guarantees also could be subject to the claim that, since the guarantees were incurred for our benefit and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors under the guarantees were incurred for less than reasonably equivalent value or fair consideration.
     There can be no assurance as to what standard a court would apply in order to determine whether a subsidiary guarantor was “insolvent” upon the sale of the notes or that, regardless of the method of valuation, a court would not determine that the subsidiary guarantor was insolvent upon consummation of the sale of the notes. If the court concludes that a guarantee is voided or limited on fraudulent conveyance grounds, other senior creditors of ours may have priority over the holders of the notes in respect of the assets of the relevant guarantor.

The notes will be structurally subordinated to all obligations of our non-guarantor subsidiaries and effectively subordinated to our secured obligations.
     We are a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. As a holding company, our results of operations depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries.
     The claims of creditors of our non-guarantor subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of our creditors, including the holders of notes. As of March 31, 2011, the aggregate amount of debt of our non-guarantor subsidiaries, including trade payables and excluding intercompany payables, was approximately $45.0 million. Our non-guarantor subsidiaries accounted for $80.3 million, or 9.0%, of our total revenues for the fiscal year ended March 31, 2011 and $358.8 million, or 8.4%, of our assets (excluding intercompany receivables) and $45.0 million, or 2.0%, of our liabilities (excluding intercompany liabilities) as of March 31, 2011.
     In addition, the notes are our general unsecured obligations. Therefore, the notes will be effectively subordinated to our and the guarantors’ secured debt to the extent of the value of the collateral. As of March 31, 2011, we and the guarantors’ had approximately $451.2 million of secured debt.
We are permitted to create unrestricted subsidiaries, which generally will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.
     Unrestricted subsidiaries will generally not be subject to the covenants under the indenture. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes. See “Description of Notes” for further information.
Our ability to repurchase the notes upon a change of control or in connection with an asset sale repurchase may be limited.
     In the event of certain changes of control involving us, you will have the right, at your option, to require us to purchase all or a portion of the notes you hold at a purchase price equal to 101% of the aggregate principal amount of your notes, plus accrued interest thereon to the repurchase date. In addition, under certain circumstances we may be required by the terms of the indenture to make an offer to repurchase notes with proceeds from asset sales. Our ability to repurchase the notes upon a change of control or in connection with an asset sale repurchase will be dependent on the availability of sufficient funds and our ability to comply with applicable securities laws. Accordingly, there can be no assurance that we will be in a position to repurchase the notes upon a change of control or in connection with an asset sale repurchase.
     Also, our ability to repurchase the notes upon a change of control is materially limited by covenants in our senior secured credit facilities. Our inability to repurchase the notes upon the occurrence of a change in control will constitute an event of default under the indenture governing the notes. This default would, in turn, constitute an event of default under our senior secured credit facilities and may constitute an event of default under any future agreement governing our senior indebtedness, which may cause the related indebtedness to be accelerated after any applicable notice or cure periods. If such indebtedness were to be accelerated, we may not have sufficient funds to repurchase the Notes and repay the indebtedness.
     The term “change of control” under the indenture is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or result in a downgrade of the credit rating (if any) of the notes, nor would the requirement that we offer to repurchase the notes upon a change of control necessarily afford holders of the notes protection in the event of a highly leveraged reorganization. See “Description of Notes—Repurchase at the Option of Holders—Change of control.”

We must rely on payments from our subsidiaries to make cash payments on the Notes, and our subsidiaries are subject to various restrictions on making such payments.
     We are a holding company and hold our assets at, and conduct our operations through, direct and indirect subsidiaries. In order to make payments on the notes or to meet our other obligations, we depend upon receiving payments from our subsidiaries. In particular, we may be dependant on dividends and other payments by our direct and indirect subsidiaries to service our obligations. You will not have any direct claim on the cash flow or assets of our non-guarantor operating subsidiaries and our non-guarantor operating subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or the subsidiary guarantees, or to make funds available to us for those payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to various restrictions. Existing and future debt of certain of these subsidiaries may prohibit the payment of dividends or the making of loans or advances to us. In addition, the ability of our subsidiaries to make payments, loans or advances to us may be limited by the laws of the relevant jurisdictions in which such subsidiaries are organized or located. Any of the situations described above could make it more difficult for a guarantor to service its obligations and therefore adversely affect our ability to service our obligations in respect of the notes. If payments are not made to us by our subsidiaries, we may not have any other sources of funds available that would permit us to make payments on the notes.
There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.
     The notes are a new issue of securities, and there is no existing market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the initial purchasers that following the completion of the offering, certain of the initial purchasers currently intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.
     The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.
A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.
     A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such instruments. Our ability to comply with these covenants and other provisions may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders or holders of such debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders or holders of such debt instruments could proceed against collateral granted to them, if any, to secure the indebtedness. If our current or future lenders or holders of such debt instruments accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness.
If the notes are rated investment grade at any time by both Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc., most of the restrictive covenants contained in the indenture governing the notes will be suspended.
     If, at any time, the credit rating on the notes, as determined by both Standard & Poor’s Ratings Service or Moody’s Investors Service, Inc., equals or exceeds BBB- and Baa3, respectively, or any equivalent replacement ratings, and no default has occurred and is continuing under the indenture then, we will not be subject to most of the restrictive covenants contained in the indenture governing the notes. As a result, you may have less credit protection than you will at the time the notes are issued. In the event that one or both of the ratings later drops below investment grade, we will thereafter again be subject to such restrictive covenants.
     Insurance coverage in the future may not continue to be available at a cost allowing us to maintain adequate levels of insurance with acceptable SIR level amounts. One or more of our insurance carriers may become insolvent and unable to fulfill its obligation to defend, pay or reimburse us when that obligation becomes due. In addition, physicians using our hospitals may be unable to obtain insurance on acceptable terms, which could result in these physicians not being able to meet the minimum insurance requirements in the applicable hospital medical staff bylaws or necessitate a reduction in the level of insurance required to be carried under such bylaws.
     As a result of the above factors, we could be subjected to potential stockholder lawsuits. Such lawsuits are time consuming and expensive. Among other things, such lawsuits divert management’s time and attention from operations. Such lawsuits also force us to incur substantial legal fees and proxy costs in defending our position.
Risks relating to the exchange offer
If you do not exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force and the market price of your outstanding notes could decline.
     If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the prospectus distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered, or exempt from registration, under the Securities Act (including pursuant to Rule 144 under the Securities Act, as and when available) and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information on how to tender your outstanding notes.
     The tender of outstanding notes under the exchange offer will reduce the aggregate principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to reduction in liquidity. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for exchange notes registered under the Securities Act and you will no longer be entitled to have your outstanding notes registered for resale under the Securities Act.
Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.
     We do not intend to apply for listing of the exchange notes on a securities exchange or market. The exchange notes are a new issue of securities for which there is no established public market. The initial purchasers in the private offering of the outstanding notes have advised us that they intend to make a market in the exchange notes as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in any of the exchange notes, and they may discontinue their market-making activities at any time without notice. In addition, such market-making activity may be limited during the pendency of the exchange offer. Therefore, an active market for any of the exchange notes may not develop or, if developed, it may not continue. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

USE OF PROCEEDS
     We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights or special interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 and for the three months ended March 31, 2011 and 2010. For the purpose of determining the ratio of earnings to fixed charges, “earnings” consist of earnings (loss) before income tax expense (benefit) plus fixed charges, and “fixed charges” consist of interest expense, including amortization of deferred financing costs, plus the portion of rental expense representative of the interest factor.

	Year Ended December 31,					Three Months Ended March 31,
	2010	2009	2008	2007	2006	2011	2010
Ratio of earnings to fixed charges	3.02x	2.93x	2.73x	2.59x	2.87x	3.31x	3.57x

CAPITALIZATION
     The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of March 31, 2011. The following should be read in connection with our consolidated financial statements and related notes incorporated by reference in this prospectus.

As of
March 31, 2011
(in millions)
Cash and cash equivalents	$276.2

Debt:
Senior Secured Credit Facilities:
$350.0 million Revolving Credit Facility due 2012(1)	—
Term B Loans due 2011 and 2012	—
Term B Loans due 2015	443.7
6.625% Senior Notes, due 2020	400.0
7.50% Province Senior Subordinated Notes due 2013	0.1
3.50% Convertible Senior Subordinated Notes due 2014	575.0
3.25% Convertible Senior Subordinated Debentures, due 2025	225.0
Capital lease obligations	7.5

Subtotal	1,651.3
Unamortized discount of convertible debt instruments	(73.9)

Total Debt	1,577.4

Equity:
LifePoint Hospitals, Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued	—
Common stock, $0.01 par value; 90,000,000 shares authorized; 62,471,721 shares issued at March 31, 2011	0.6
Capital in excess of par value	1,315.9
Accumulated other comprehensive loss	(1.5)
Retained earnings	950.1
Common stock in treasury, at cost, 10,135,495 shares at March 31, 2011	(308.0)

Total LifePoint Hospitals, Inc. stockholders’ equity:	1,957.1
Noncontrolling interests	3.5

Total equity	1,960.6

Total capitalization	3,608.4

(1)	Excludes approximately $31.1 million of outstanding letters of credit.

SELECTED CONSOLIDATED FINANCIAL DATA
     The following selected consolidated financial data is derived from our audited consolidated financial statements for the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006 and from our unaudited consolidated financial statements for the three months ended March 31, 2011 and 2010. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our results of operations for such periods. Operating results for any historical period are not necessarily indicative of the results that may be expected for any future period.
     This information is only a summary and should be read in conjunction with the more detailed information contained in our Consolidated Financial Statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the period ended March 31, 2011, which are incorporated by reference into this prospectus.

						Three Months Ended
	Year Ended December 31,					March 31,
(Dollars in millions)	2010	2009	2008	2007	2006	2011	2010
						(Unaudited)
Revenues	$3,262.4	$2,962.7	$2,700.8	$2,568.4	$2,336.5	$888.6	$786.2

Salaries and benefits	1,270.3	1,170.9	1,065.4	1,006.1	918.0	334.4	303.3
Supplies	443.0	409.1	372.6	352.2	326.1	118.7	108.4
Other operating expenses	605.2	538.0	499.8	464.0	397.4	161.6	140.4
Provision for doubtful accounts	443.8	375.4	313.2	307.0	250.0	130.1	102.1
Depreciation and amortization	148.5	143.0	132.1	129.4	105.4	39.7	36.1
Interest expense, net	108.1	103.2	107.7	107.4	105.5	29.2	25.1
Debt extinguishment costs	2.4	—	—	—	—	—	—
Impairment charges	—	1.1	1.2	—	—	—	—

	3,021.3	2,740.7	2,492.0	2,366.1	2,102.4	813.7	715.4

Income from continuing operations before income taxes	241.1	222.0	208.8	202.3	234.1	74.9	70.8
Provision for income taxes	82.4	80.3	79.9	80.5	91.2	28.4	26.6

Income from continuing operations	158.7	141.7	128.9	121.8	142.9	46.5	44.2
Less: Net income attributable to noncontrolling interests	(3.1)	(2.5)	(2.2)	(1.7)	(1.4)	(0.7)	(0.9)

Income from continuing operations attributable to LifePoint Hospitals, Inc.	$155.6	$139.2	$126.7	$120.1	$141.5	$45.8	$43.3

						Three Months Ended
	Year Ended December 31,					March 31,
(Dollars in millions)	2010	2009	2008	2007	2006	2011	2010
Balance Sheet Data (as of end of period):
Cash & cash equivalents	$207.4	$187.2	$75.7	$53.1	$12.2	$276.2	$219.4
Working capital	$498.8	$485.9	$376.2	$373.6	$377.7	$569.6	$539.8
Property & equipment, net	$1,668.6	$1,499.4	$1,416.0	$1,383.0	$1,305.4	$1,683.5	$1,502.4
Total assets	$4,162.9	$3,873.3	$3,680.3	$3,635.9	$3,638.3	$4,258.1	$3,939.6
Total debt, excluding unamortized discount of convertible debt instruments	$1,651.7	$1,502.2	$1,516.7	$1,517.1	$1,668.5	$1,651.3	$1,501.9
Total LifePoint Hospitals, Inc stockholders’ equity	$1,887.5	$1,827.7	$1,652.0	$1,629.1	$1,471.5	$1,957.1	$1,879.0

						Three Months Ended
	Year Ended December 31,					March 31,
(Dollars in millions)	2010	2009	2008	2007	2006	2011	2010
Additional Financial Data:
Purchases of property and equipment	$168.7	$166.6	$157.6	$158.4	$194.0	$55.9	$34.0
Net cash provided by operating activities—continuing operations	$375.7	$350.3	$346.6	$241.4	$257.8	$115.8	$83.5
Net cash used in investing activities—continuing operations	$(353.6)	$(244.1)	$(185.3)	$(158.3)	$(475.8)	$(58.5)	$(50.9)
Net cash (used in) provided by financing activities—continuing operations	$(0.3)	$(13.9)	$(119.3)	$(165.6)	$(148.5)	$11.3	$(0.2)

DESCRIPTION OF OTHER INDEBTEDNESS
Credit Agreement
     Terms
     Our credit agreement with Citicorp North America, Inc., as administrative agent and the lenders time to time party thereto, Bank of America, N.A., CIBC World Markets Corp., SunTrust Bank and UBS Securities LLC, as co-syndication agents and Citigroup Global Markets Inc. as sole lead arranger and sole book runner, as amended, provides for Term B Loans, Term A Loans and Revolving Loans. The maturity date of our Term B Loans is contingent upon the refinancing of our outstanding 3 1/2% Notes beyond their current maturity date of May 15, 2014. Assuming that we refinance our outstanding 3 1/2% Notes beyond their current maturity date, our Term B Loans will mature on April 15, 2015. If we do not refinance our outstanding 3 1/2% Notes at least 91 days prior to their current maturity date our Term B Loans will mature on February 13, 2014. Additionally, our Term B Loans are subject to additional mandatory prepayments with a certain percentage of excess cash flow, as well as upon the occurrence of certain other events, as specifically described in our Credit Agreement. Our Term A Loans and our Revolving Loans components mature on December 15, 2012. Our Credit Agreement is guaranteed on a senior secured basis by our subsidiaries with certain limited exceptions.
     Letters of Credit and Availability
     Our Credit Agreement provides for the issuance of letters of credit up to $75.0 million. As of March 31, 2011, we had $31.1 million in letters of credit outstanding that were related to the self-insured retention level of our general and professional liability insurance and workers’ compensation programs as security for payment of claims. Issued letters of credit reduce the amounts available under our Revolving Loans. In accordance with the terms of our Credit Agreement, Revolving Loans available for borrowing were $318.9 million as of March 31, 2011.
     Our Credit Agreement contains uncommitted “accordion” features that permit us to borrow at a later date additional aggregate principal amounts of up to $400.0 million of Term B Loans, $250.0 million of Term A Loans and $300.0 million of Revolving Loans, subject to obtaining additional lender commitments and the satisfaction of other conditions.
     Interest Rates
     Interest on the outstanding balance of the Term B Loans is payable at an adjusted LIBOR plus a margin of 2.750%. Interest on the Revolving Loans is payable at our option at either an adjusted base rate or an adjusted LIBOR plus a margin. The margin on Revolving Loans subject to an adjusted base rate ranges from 1.00% to 1.75%, based on our total leverage ratio. The margin on the Revolving Loans subject to an adjusted LIBOR ranges from 2.00% to 2.75% based on our total leverage ratio.
     As of March 31, 2011, the applicable annual interest rate under the Term B Loans was 3.07%, which was based on the 90-day Adjusted LIBOR plus the applicable margins. The 90-day Adjusted LIBOR was 0.32% at March 31, 2011. The weighted-average applicable annual interest rate for the three months ended March 31, 2011 under the Term B Loans was 3.09%.
     Covenants
     Our Credit Agreement requires us to satisfy certain financial covenants, including a minimum interest coverage ratio and a maximum total leverage ratio. The interest coverage ratio can be no less than 3.50:1.00 and the total leverage ratio cannot exceed 3.75:1.00, both determined on a trailing four quarter basis. In addition, the Credit Agreement generally limits the amount we can spend on capital expenditures to no more than 10.0% of annual revenues. We were in compliance with these covenants as of March 31, 2011.
     In addition, our Credit Agreement contains customary affirmative and negative covenants, which among other things, limit our ability to incur additional debt, create liens, pay dividends, effect transactions with our affiliates, sell assets, pay subordinated debt, merge, consolidate, enter into acquisitions and effect sale leaseback transactions. It does not contain provisions that would accelerate the maturity dates upon a downgrade in our credit rating. However, a downgrade in our credit rating could adversely affect our ability to obtain other capital sources in the future and could increase our cost of borrowings.
Interest Rate Swap
     We have an interest rate swap agreement with Citibank, N. A. as counterparty that requires us to make quarterly fixed rate payments to Citibank, N. A. calculated on a notional amount at an annual fixed rate of 5.585% while Citibank, N. A. is obligated to make quarterly floating payments to us based on the three-month LIBOR on the same referenced notional amount.
3.5% Convertible Senior Subordinated Notes due 2014
     Our convertible senior subordinated notes bear interest at the rate of 3.5% per year, payable semi-annually on May 15 and November 15. Our convertible senior subordinated notes are convertible prior to March 15, 2014 under the following circumstances: (1) if the price of our common stock reaches a specified threshold during specified periods; (2) if the trading price of our convertible senior subordinated notes is below a specified threshold; or (3) upon the occurrence of specified corporate transactions or other events. On or after March 15, 2014, holders may convert our convertible senior subordinated notes at any time prior to the close of business on the scheduled trading day immediately preceding May 15, 2014, regardless of whether any of the foregoing circumstances has occurred.
     Subject to certain exceptions, we will deliver cash and shares of our common stock upon conversion of each $1,000 principal amount of our convertible senior subordinated notes as follows: (i) an amount in cash, which we refer to as the principal return, equal to the sum of, for each of the 20 volume-weighted average price trading days during the conversion period, the lesser of the daily conversion value for such volume-weighted average price trading day and $50; and (ii) a number of shares in an amount equal to the sum of, for each of the 20 volume-weighted average price trading days during the conversion period, any excess of the daily conversion value above $50. Our ability to pay the principal return in cash is subject to important limitations imposed by the credit agreement governing our senior secured credit facilities and other credit facilities or indebtedness we may incur in the future. If we do not make any payments we are obligated to make under the terms of our convertible senior subordinated notes, holders may declare an event of default.
     The initial conversion rate is 19.3095 shares of our common stock per $1,000 principal amount of our convertible senior subordinated notes (subject to certain events). This represents an initial conversion price of approximately $51.79 per share of our common stock. In addition, if certain corporate transactions that constitute a change of control occur prior to maturity, we will increase the conversion rate in certain circumstances.
     Upon the occurrence of a fundamental change (as specified in the indenture), each holder of our convertible senior subordinated notes may require us to repurchase some or all of our convertible senior subordinated notes at a purchase price in cash equal to 100% of the principal amount of the 3.5% Notes surrendered, plus any accrued and unpaid interest.
     The indenture governing our convertible senior subordinated notes does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior or secured debt or other indebtedness, or the issuance or repurchase of securities by us. The indenture contains no covenants or other provisions to protect holders of our convertible senior subordinated notes in the event of a highly leveraged transaction or other events that do not constitute a fundamental change.
3.25% Convertible Senior Subordinated Debentures due August 15, 2025
     Our 3.25% convertible senior subordinated debentures due August 15, 2025 bear interest at the rate of 3.25% per year, payable semi-annually on February 15 and August 15. Our convertible senior subordinated debentures are convertible (subject to certain limitations imposed by the credit agreement governing our senior secured credit facilities) under the following circumstances: (1) if the price of our common stock reaches a specified threshold during the specified periods; (2) if the trading price of our convertible senior subordinated debentures is below a specified threshold; (3) if our convertible senior subordinated debentures have been called for redemption; or (4) if specified corporate transactions or other specified events occur. Subject to certain exceptions, we will deliver cash and shares of our common stock, as follows: (i) an amount in cash, which we refer to as the principal return, equal to the lesser of (a) the principal amount of our convertible senior subordinated debentures surrendered for conversion and (b) the product of the conversion rate and the average price of our common stock, as set forth in the indenture governing our convertible senior subordinated debentures, which we refer to as the conversion value; and (ii) if the conversion value is greater than the principal return, an amount in shares of our common stock. Our ability to pay the principal return in cash is subject to important limitations imposed by the credit agreement governing our senior secured credit facilities and other indebtedness we may incur in the future. Based on the terms of the credit agreement governing our senior secured credit facilities, in certain circumstances, even if any of the foregoing conditions to conversion have occurred, our convertible senior subordinated debentures will not be convertible, and holders of our convertible senior subordinated debentures will not be able to declare an event of default under our convertible senior subordinated debentures.
     The initial conversion rate for our convertible senior subordinated debentures is 16.3345 shares of our common stock per $1,000 principal amount of our convertible senior subordinated debentures (subject to adjustment in certain events). This is equivalent to a conversion price of $61.22 per share of common stock. In addition, if certain corporate transactions that constitute a change of control occur on or prior to February 20, 2013, we will increase the conversion rate in certain circumstances, unless such transaction constitutes a public acquirer change of control and we elect to modify the conversion rate into public acquirer common stock.
     On or after February 20, 2013, we may redeem for cash some or all of our convertible senior subordinated debentures at any time at a price equal to 100% of the principal amount of our convertible senior subordinated debentures to be purchased, plus any accrued and unpaid interest. Holders may require us to repurchase for cash some or all of our convertible senior subordinated debentures on February 15, 2013, February 15, 2015 and February 15, 2020 or upon the occurrence of a fundamental change, at 100% of the principal amount of our convertible senior subordinated debentures to be purchased, plus any accrued and unpaid interest.
     The indenture governing our convertible senior subordinated debentures does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior or secured debt or other indebtedness, or the issuance or repurchase of securities by us. The indenture contains no covenants or other provisions to protect holders of our convertible senior subordinated debentures in the event of a highly leveraged transaction or fundamental change.

THE EXCHANGE OFFER
General
     We are offering to exchange a like principal amount of exchange notes for any or all outstanding notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your outstanding notes pursuant to the exchange offer.
     As of the date of this prospectus, $400,000,000 aggregate principal amount of 6.625% Senior Notes due 2020 is outstanding. This prospectus, together with the letter of transmittal, is first being sent to all registered holders of outstanding notes known to us on or about June 1, 2011. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to the satisfaction or waiver of certain conditions set forth under “—Conditions to the Exchange Offer” below. We anticipate that each of the conditions will be satisfied and that no waivers will be necessary.
Purpose and Effect of the Exchange Offer
     In connection with the private offering and sale of the outstanding notes, we and the guarantors of the notes entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. The following description of the registration rights agreement is only a brief summary of the agreement. It does not purport to be complete and is qualified in its entirety by reference to all of the terms, conditions and provisions of the registration rights agreement. For further information, please refer to the registration rights agreement attached as an exhibit to our Current Report on Form 8-K filed with the SEC on September 27, 2010. We also agreed to use all commercially reasonable efforts to cause the exchange offer to be consummated on the earliest practicable date after the exchange offer registration statement has become effective but in no event later than the 360th day following the issuance date of the outstanding notes. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act, and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes were issued on September 23, 2010.
     Pursuant to the registration rights agreement and under the circumstances set forth below, we and the guarantors of the notes will use commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:
•	if we determine that this exchange offer is not permitted because it would violate any applicable law or applicable interpretations of the staff of the SEC; or

•	if for any other reason the exchange offer is not consummated within 360 days after the issuance date of the outstanding notes; or

•	any holder notifies the Company prior to the 20th business day following the consummation of the exchange offer that:
(A)	the holder is prohibited by law or SEC policy from participating in the exchange offer

(B)	the holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by such holder; or

(C)	such holder is an initial purchaser and holds exchange notes acquired directly from the Company and any if its affiliates.

     If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay special interest to holders of the outstanding notes. These obligations include:
•	the obligation to consummate the exchange offer within 360 days after the issuance date of the outstanding notes;

•	the obligation to cause a shelf registration statement, if required, to be filed within the applicable timeframes required by the registration rights agreement;

•	the obligation to cause a shelf registration statement, if required, to be declared effective within the applicable timeframes required by the registration rights agreement; and

•	the obligation to keep the exchange offer registration statement or the shelf registration statement, as the case may be, effective and usable for its intended purpose, during the periods specified in the registration rights agreement.
     If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:
•	you are not our “affiliate” or an “affiliate” of any guarantor of the notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you will acquire the exchange notes in the ordinary course of your business.
     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that (i) it has not entered into any arrangement or understanding with the Company or an affiliate of the Company to distribute such exchange notes and (ii) it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes. See “Plan of Distribution.” Any broker-dealer who holds outstanding securities acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such outstanding notes pursuant to the exchange offer, may be considered an underwriter; however, by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
Resale of Exchange Notes
     Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:
•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not our “affiliate” or an “affiliate” of any guarantor of the notes as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.
     If you are our “affiliate,” or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:
•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

     This prospectus may be used for an offer to resell, or for the resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it has not entered into any arrangement or understanding with the Company or an affiliate of the Company to distribute such exchange notes and that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes. Any broker-dealer who holds outstanding securities acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such outstanding notes pursuant to the exchange offer, may be considered an underwriter; however, by so acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
Terms of the Exchange Offer
     On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000; provided, that the untendered portion of any outstanding note must be in a minimum denomination of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 of exchange notes in exchange for a corresponding principal amount of outstanding notes surrendered in the exchange offer. In exchange for each outstanding note surrendered in the exchange offer, we will issue exchange notes with a like principal amount.
     The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see “Description of the Notes.”
     The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
     As of the date of this prospectus, $400,000,000 aggregate principal amount of the 6.625% Senior Notes due 2020 is outstanding. This prospectus and the letter of transmittal is being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.
     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indenture relating to such holders’ outstanding notes and the registration rights agreement, except we will not have any further obligations to provide for the registration of the outstanding notes under the registration rights agreement.
     We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept outstanding notes for exchange upon the occurrence of any of the conditions specified below under "—Conditions to the Exchange Offer.”
     If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments
     As used in this prospectus, the term “expiration date” means 11:59 p.m., New York City time, on June 28, 2011. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.
     To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
     We reserve the right, in our sole discretion:
•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied by giving written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.
     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If we amend an exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.
Conditions to the Exchange Offer
     Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:
•	the exchange offer, or the making of any exchange by a holder, violates any applicable law or interpretation of the SEC;

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.
     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:
•	the representations described under “—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” and

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.
     We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.
     We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
     These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.
     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.
Procedures for Tendering Outstanding Notes
     To tender your outstanding notes in the exchange offer, you must comply with either of the following:
•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent—Notes” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.
     In addition, you will comply with either of the following conditions:
•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below including a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.
     Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.
     The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.
     If you are a beneficial owner whose outstanding notes are held in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly instruct the registered holder to tender outstanding notes on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.
     The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
     Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:
•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.
     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.
     If the letter of transmittal or any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.
     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:
•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.
     DTC is referred to herein as a “book-entry transfer facility.”
Acceptance of Exchange Notes
     In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:
•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

     By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:
•	you are not our “affiliate” or an “affiliate” of any guarantor of the notes within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.
     In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
     Our interpretation of the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and our resolution of all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.
     Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will we or any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.
Book-Entry Delivery Procedures
     Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.
     Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures
     If you wish to tender your outstanding notes, but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:
•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message relating to the notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation (including an agent’s message), and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes (including an agent’s message) into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.
     Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.
Withdrawal Rights
     Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 11:59 p.m., New York City time, on the expiration date. For a withdrawal to be effective:
•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.
     Any notice of withdrawal must:
•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.
     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:
•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless you are an eligible guarantor institution.

     If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.
Exchange Agent
The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. The Bank of New York Mellon Trust Company, N.A., also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:
By Mail, Hand Delivery or Overnight Courier:
The Bank of New York Mellon Trust Company, N.A.
c/o The Bank of New York Mellon Corporation
Corporate Trust — Reorganization Unit
480 Washington Boulevard,
27th Floor
Jersey City, New Jersey 07310
Attn: David Mauer — Processor
(if by mail, registered or certified recommended)

By Facsimile:	To Confirm by Telephone:
212-298-1915	212-815-3687
Attn: Bondholder Communications	Attn: Bondholder Communications
     If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.
Fees and Expenses
     The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.
     We have not retained any dealer manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment
     We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize, as appropriate, the expenses of the exchange offer and amortize them over the life of the notes.
Transfer Taxes
     We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:
•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.
     If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.
     Holders who tender their outstanding notes for exchange notes will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.
Consequences of Failure to Exchange
     If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:
•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.
     In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.
Other
     Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
     We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE EXCHANGE NOTES
     LifePoint issued the outstanding notes under the indenture dated as of September 23, 2010 (the “indenture”) among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., N.A. as trustee (the “Trustee”). The exchange notes will also be issued under the indenture. The exchange notes are part of the same series of notes previously issued under such indenture.
     The following description is a summary of certain provisions of the indenture, the exchange notes, and the guarantees. It does not restate the indenture, the exchange notes, or the guarantees in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the indenture at LifePoint’s address set forth under “Where You Can Find More Information; Incorporation by Reference.”
     The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this section, references to the Company include only LifePoint Hospitals Inc. and not its subsidiaries.
     The exchange notes will be issued only in fully registered book-entry form without coupons only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange notes will be issued in the form of global notes, registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry Settlement and Clearance.”
     The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.
Brief Description of the Notes and the Guarantees
The notes
     The notes:
•	are senior unsecured obligations of LifePoint;

•	are senior in right of payment to all existing and future obligations of LifePoint that are by their terms expressly subordinated or junior in right of payment to the notes, including our 3.5% Convertible Senior Subordinated Notes due 2014 and our 3.25% Convertible Senior Subordinated Debentures due 2025;

•	are pari passu in right of payment with all existing and future unsubordinated obligations of LifePoint;

•	are effectively junior to any of LifePoint’s existing and future secured obligations to the extent of the value of the assets securing such obligations; and

•	are structurally subordinated to all existing and future obligations, including trade payables, of those LifePoint Subsidiaries that will not guarantee the notes.
The guarantees
     The notes will be unconditionally guaranteed by each of LifePoint’s Domestic Subsidiaries except the Excluded Subsidiaries.
     Each guarantee of the notes:
•	is a senior unsecured obligation of the Guarantor;

•	is senior in right of payment all existing and future obligations of that Guarantor that are expressly subordinated to its guarantee;

•	is pari passu in right of payment with all existing and future unsubordinated obligations of that Guarantor; and

•	are effectively junior to any existing and future secured obligations of that Guarantor to the extent of the value of the assets securing such obligations.
     As of March 31, 2011, LifePoint and the Guarantors had approximately:
•	$851.2 million of unsubordinated Indebtedness, $451.2 million of which was secured and would effectively rank senior to the notes and the Guarantees to the extent of the value of the collateral securing such Indebtedness; in addition, we would have had the ability to borrow an additional $1,268.9 million under our secured Credit Agreement, including $350.0 million available under our revolving credit facility thereunder, net of outstanding letters of credit of $31.1 million, and also including $950.0 million available under the uncommitted accordion features of our term loans and revolving loan thereunder that are subject to obtaining additional lender commitments and the satisfaction of other conditions; and

•	$800.1 million of Subordinated Indebtedness, which may be refinanced with pari passu or secured Indebtedness under the terms of the indenture under certain circumstances;
     As of the date of this prospectus, substantially all of our Subsidiaries will be Restricted Subsidiaries, a portion of which are Excluded Subsidiaries and, therefore, will not provide Guarantees. Claims of creditors of the Excluded Subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by the Excluded Subsidiaries, will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of LifePoint, including holders of the note. As of March 31, 2011, the Excluded Subsidiaries had total indebtedness of approximately $45.0 million. The Excluded Subsidiaries accounted for $80.3 million, or 9.0% of our total revenues for the three months ended March 31, 2011 and $358.8 million, or 8.4% of our assets (excluding intercompany receivables), and $45.0 million, or 2.0% of our liabilities (excluding intercompany liabilities) as of March 31, 2011.
Principal, Maturity and Interest
     LifePoint will issue the exchange notes in an aggregate principal amount of up to $400 million. LifePoint may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes of the same series subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. LifePoint will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on October 1, 2020.
     Interest on the notes will accrue at the rate of 6.625% per annum. Interest on the notes will be payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2011. LifePoint will make each interest payment to the Holders of record at the close of business on the immediately preceding March 15 and September 15 (whether or not a business day).
     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
     If a Holder has given wire transfer instructions to LifePoint and the trustee at least 15 days prior to the applicable payment date, all principal, interest and premium on that Holder’s notes will be paid in accordance with those instructions, subject to surrender of the note in the case of payment of principal and premium. All payments of interest on notes will be made at the office or agency of the paying agent and registrar unless LifePoint elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes
     The trustee will initially act as paying agent and registrar. LifePoint may change the paying agent or registrar without prior notice to the Holders of the notes, and LifePoint or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
     A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. LifePoint is not required to transfer or exchange any note selected for redemption. Also, LifePoint is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Subsidiary Guarantees
     The notes will be guaranteed by each of LifePoint’s current and future Domestic Subsidiaries except the Excluded Subsidiaries. The Subsidiary Guarantees will be full and unconditional, and joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be a senior unsecured obligation of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Your ability to enforce the guarantees of the notes may be limited.”
     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than LifePoint or another Guarantor, unless:
     (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and
     (2) subject to the provisions of the following paragraph, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture in form satisfactory to the trustee.
     The Subsidiary Guarantee of a Guarantor will be released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guarantor shall not be required to assume the obligations of any such Guarantor:
     (1) in connection with any sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale or other disposition complies with the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales”;
     (2) in connection with any sale of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if as a result of such sale such Guarantor ceases to be a Subsidiary of LifePoint and the sale complies with the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales”;
     (3) if LifePoint designates such Guarantor to be an Unrestricted Subsidiary or an Excluded Subsidiary in accordance with the requirements of the indenture;
     (4) if such Guarantor is otherwise no longer obligated to provide a Subsidiary Guarantee pursuant to the indenture;
     (5) upon LifePoint’s exercise of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” below or if LifePoint’s obligations under the indenture and notes are discharged in accordance with the terms of the indenture; or

     (6) pursuant to the covenant described below under the caption “—Certain Covenants—Covenant Suspension.”
Optional Redemption
     At any time prior to October 1, 2013, LifePoint may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (including any additional notes) at a redemption price of 106.625% of the principal amount, plus accrued and unpaid interest, if any, to (but not including) the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:
     (1) at least 65% of the aggregate principal amount of such notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by LifePoint and its Subsidiaries); and
     (2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.
     At any time prior to October 1, 2015, LifePoint may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Redemption Premium and accrued and unpaid interest to (but not including) the redemption date.
     Except pursuant to the preceding two paragraphs, the notes will not be redeemable at LifePoint’s option prior to October 1, 2015. On or after October 1, 2015, LifePoint may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to (but not including) the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Period	Redemption Price
2015	103.313%
2016	102.208%
2017	101.104%
2018 and thereafter	100.000%
Mandatory Redemption
     Except as set forth below under “—Repurchase at the Option of Holders,” LifePoint is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option of Holders
     Change of control
     If a Change of Control occurs, unless LifePoint has exercised its right to redeem all of the notes as described above under “—Optional Redemption” by giving notice of such redemption to the holders of the notes, each Holder of notes will have the right to require LifePoint to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof; provided, that the unrepurchased portion of a note must be in a minimum denomination of $2,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, LifePoint will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to (but not including) the date of purchase. Within 30 days following any Change of Control, LifePoint will mail a notice to each Holder stating the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. LifePoint will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, LifePoint will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.
     On the Change of Control Payment Date, LifePoint will, to the extent lawful:
     (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
     (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by LifePoint.
     The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. LifePoint will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require LifePoint to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.
     LifePoint will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by LifePoint and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. Any Change of Control Offer may be made in advance of, and conditioned on the consummation of, such Change of Control.
     A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
     The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of LifePoint and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require LifePoint to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of LifePoint and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.
     Under clause (4) of the definition of Change of Control, a Change of Control will occur when a majority of LifePoint’s board of directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors”, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of LifePoint’s board of directors, including in connection with a proxy contest where LifePoint’s board of directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require LifePoint to make a Change of Control Offer.
     The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of LifePoint and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between us and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain other transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us.
     The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the consent of the holders of a majority in principal amount of the notes.
     Asset Sales
     LifePoint will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:
     (1) LifePoint (or a Restricted Subsidiary) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;
     (2) the fair market value is determined by LifePoint’s Board of Directors and evidenced by a resolution of the Board of Directors; and
     (3) at least 75% of the consideration received in the Asset Sale by LifePoint or such Restricted Subsidiary is in the form of cash, Cash Equivalents and/or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:
     (a) any liabilities, as shown on LifePoint’s or any Restricted Subsidiary’s most recent balance sheet, of LifePoint or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and from which LifePoint or such Restricted Subsidiary is released from further liability;
     (b) any securities, notes or other obligations received by LifePoint or any such Restricted Subsidiary from such transferee that are converted by LifePoint or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion; and
     (c) any Designated Non-cash Consideration received by LifePoint or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $50 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, LifePoint or a Restricted Subsidiary may apply those Net Proceeds at its option:
     (1) to repay, prepay, redeem or purchase (x) Indebtedness of LifePoint or any Guarantor that is not Subordinated Indebtedness or (y) any Indebtedness of a Restricted Subsidiary that is not a Guarantor;
     (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;
     (3) to make a capital expenditure;
     (4) to acquire Replacement Assets; or

     (5) to acquire other long-term assets that are used or useful in a Permitted Business.
     LifePoint or the Restricted Subsidiary will be deemed to have complied with the immediately preceding sentence with respect to any such Net Proceeds if it enters into a binding agreement to make an acquisition or capital expenditure permitted pursuant to clause (2), (3), (4) or (5) of the immediately preceding sentence in an amount equal to such Net Proceeds within such 365 days; provided that, if the relevant acquisition or capital expenditure is not consummated or completed, as the case may be, within the later of (x) 365 days after the receipt of the relevant Net Proceeds and (y) 180 days after the date of such binding agreement, such Net Proceeds will constitute “Excess Proceeds.” Pending the final application of any Net Proceeds, LifePoint or the Restricted Subsidiary may temporarily invest the Net Proceeds in any manner that is not prohibited by the indenture.
     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $50 million, LifePoint will make an offer (an “Asset Sale Offer”) to all Holders of notes (and, at the option of LifePoint, to holders of any other Indebtedness of LifePoint or any Guarantor that is not Subordinated Indebtedness and/or any Indebtedness of any Restricted Subsidiary of LifePoint (collectively, “other indebtedness”)) to purchase the maximum principal amount of notes (and such other Indebtedness), in minimum denominations of $1,000 principal amount and in integral multiples of $1,000 in excess thereof; provided, that the unrepurchased portion of a note must be in a minimum denomination of $2,000, out of the Excess Proceeds at a purchase price of 100% of their principal amount (or, in the event such other Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that the aggregate amount of notes (and such other Indebtedness) tendered pursuant to such an offer is less than the Excess Proceeds, LifePoint may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes (and such other Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased in the manner described in the indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
     LifePoint will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, LifePoint will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.
     Selection and notice
     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.
     No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be conditional upon the occurrence of certain events, including equity offerings.
     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants
     Covenant Suspension
     From and after the first date on which both (a) the notes are rated Investment Grade by each of Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P” and together with Moody’s the “Rating Agencies”) and (b) there shall not exist a Default or Event of Default under the indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), LifePoint and the Restricted Subsidiaries will no longer be subject to the covenants described below under the captions “—Repurchase at the Option of Holders—Asset Sales,” “—Restricted Payments,” “—Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Liens,” “—Dividend and other Payment Restrictions Affecting Restricted Subsidiaries,” “—Limitation on Sale and Leaseback Transactions,” clause (4) of the first paragraph under “—Merger, Consolidation or Sale of Assets,” “—Transactions with Affiliates” and “—Additional Subsidiary Guarantees” (collectively, the “Suspended Covenants”); provided that, during the Suspension Period (as defined below), LifePoint and its Restricted Subsidiaries will be subject to the covenant described below under the caption “—Limitation on Secured Indebtedness”. Upon the occurrence of a Covenant Suspension Event (the “Suspension Date”), the Subsidiary Guarantees of each of the Guarantors will be automatically released.
     In the event that LifePoint and the Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade rating or downgrade the rating assigned to the notes below an Investment Grade rating then, following the Reversion Date, LifePoint and the Restricted Subsidiaries will again be subject to the Suspended Covenants under the indenture and all required Subsidiary Guarantees will be reinstated and issued. Following the Reversion Date, LifePoint and its Restricted Subsidiaries will not be subject to the covenant described below under the caption “—Limitation on Secured Indebtedness.”
     The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by LifePoint or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the indenture with respect to notes. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under the caption “—Restricted Payments” will be made as though such covenant had been in effect since the Issue Date and during the Suspension Period. For purposes of the “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of such covenant. For purposes of the “—Liens” covenant, on the Reversion Date, any Lien securing Indebtedness, which Lien was permitted by the “—Limitation on Secured Indebtedness” covenant and did not require that a Lien be created for the benefit of note Holders pursuant to the requirements of the “—Limitation on Secured Indebtedness” covenant, shall be deemed to have been outstanding on the Issue Date so that it is classified as permitted under clause (5) of the definition of “Permitted Lien.” For purposes of the “—Dividend and other Payment Restrictions Affecting Restricted Subsidiaries” covenant, on the Reversion Date, any encumbrance or restriction on the ability of any Restricted Subsidiary described under clauses (1), (2) or (3) of the first paragraph thereof created, otherwise caused or permitted to exist or become effective during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (1) of the second paragraph of such covenant. For purposes of the “—Transactions with Affiliates” covenant, on the Reversion Date, any Affiliate Transaction entered into or permitted to exist during the Suspension Period shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of the second paragraph of such covenant.
     In the event Moody’s or S&P is no longer in existence or issuing ratings, such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by LifePoint with notice to the trustee and the foregoing provisions will apply to the rating issued by the replacement rating agency.

     Limitation on Secured Indebtedness
     During any Suspension Period, LifePoint will not, and will not permit any Subsidiary that is not an Excluded Subsidiary to, incur any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Subsidiary without making effective provisions whereby LifePoint or such Restricted Subsidiary, as the case may be, will secure the notes equally and ratably with (or, if the Indebtedness to be secured by such Lien is subordinated in right of payment to the notes, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, unless the aggregate amount of all Indebtedness secured by all such Liens (excluding any Permitted Lien) would not exceed 5% of Total Assets. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien. For purposes of this “Limitation on Secured Indebtedness” covenant, “Excluded Subsidiary” shall include, in addition to any Subsidiary included within the meaning thereof, any Subsidiary that is an Unrestricted Subsidiary on the Suspension Date.
     Restricted Payments
     LifePoint will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (1) declare or pay any dividend or make any other payment or distribution on account of LifePoint’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving LifePoint or any of its Restricted Subsidiaries) or to the direct or indirect holders of LifePoint’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of LifePoint or to LifePoint or a Restricted Subsidiary);
     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving LifePoint) any Equity Interests of LifePoint;
     (3) make any voluntary or optional payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at the Stated Maturity thereof or the purchase, redemption, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof; or
     (4) make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
     (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
     (2) LifePoint would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and
     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by LifePoint and its Restricted Subsidiaries after June 30, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (12), (13), (14) and (15) of the next succeeding paragraph) is less than the sum, without duplication, of:
     (a) 50% of the Consolidated Net Income of LifePoint for the period (taken as one accounting period) from June 30, 2010 to the end of LifePoint’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

     (b) 100% of the aggregate net cash proceeds received by LifePoint since June 30, 2010 as a contribution to its common equity capital or from the issue or sale of Equity Interests of LifePoint (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests of LifePoint (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary), plus
     (c) to the extent that any Restricted Investment that was made after June 30, 2010 is sold for cash or Cash Equivalents (or a combination thereof) or otherwise liquidated or repaid for cash or Cash Equivalents (or a combination thereof), the lesser of (i) the return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus
     (d) an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from cash dividends, repayments of loans or advances or other transfers of assets, in each case to LifePoint or any Restricted Subsidiary from Unrestricted Subsidiaries, plus (y) the portion (proportionate to LifePoint’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, in each case since June 30, 2010 (provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made since June 30, 2010 by LifePoint or any Restricted Subsidiary that were treated as Restricted Payments, and provided, further, that no amount will be included under this clause (d) to the extent it is already included in clauses (a), (b) or (c) above).
     The preceding provisions will not prohibit:
     (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;
     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of LifePoint or any Restricted Subsidiary or of any Equity Interests of LifePoint in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of LifePoint (other than Disqualified Stock);
     (3) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of LifePoint or any Restricted Subsidiary with the net cash proceeds from an incurrence of (a) Permitted Refinancing Indebtedness or (b) any other Indebtedness to the extent that the Consolidated Senior Leverage Ratio for LifePoint’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness other than Subordinated Indebtedness is incurred is less than 4.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred at the beginning of such four-quarter period;
     (4) the payment of any dividend or similar distribution by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;
     (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of LifePoint or any Restricted Subsidiary held by any officer, director or employee of LifePoint or any Subsidiary of LifePoint in connection with any management equity subscription agreement, any compensation, retirement, disability, severance or benefit plan or agreement, any stock option or incentive plan or agreement, any employment agreement or any other similar plans or agreements; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $15 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years);
     (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights or the lapsing of restrictions on restricted stock, to the extent such Equity Interests represent a portion of the exercise price of those stock options or stock appreciation rights or the withholding taxes payable in connection with such stock options, stock appreciation rights or restricted stock;

     (7) the repurchase of any class of Capital Stock of a Restricted Subsidiary (other than Disqualified Stock) if such repurchase is made pro rata among all holders of such class of Capital Stock;
     (8) the payment of any scheduled dividend or similar distribution, and any scheduled repayment of the stated amount, liquidation preference or any similar amount at final maturity or on any scheduled redemption or repurchase date, in respect of any series of preferred stock or similar securities of LifePoint or any Restricted Subsidiary (including Disqualified Stock), provided that such series of preferred stock or similar securities was issued in compliance with the “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;
     (9) payments in lieu of fractional shares;
     (10) the purchase of any Indebtedness that is subordinate to the notes at a purchase price no greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to those described under the caption “—Repurchase at the Option of Holders—Change of control”; provided that prior to such purchase LifePoint has made the Change of Control Offer as provided in such section and has purchased all notes validly tendered for payment in connection with such Change of Control Offer;
     (11) payments or distributions to dissenting stockholders pursuant to applicable law in connection with any merger, consolidation or disposition in accordance with the terms of the indenture;
     (12) the purchase, redemption, cancellation or other retirement for a nominal value per right of any rights granted to holders of LifePoint common stock pursuant to a shareholder rights plan;
     (13) the repurchase, redemption or other acquisition of Disqualified Stock of LifePoint or any of its Restricted Subsidiaries in exchange for or out of the proceeds of a substantially concurrent offering of, Disqualified Stock of LifePoint; and
     (14) the repurchase of Equity Interests of LifePoint in an aggregate amount not to exceed $225 million; and
     (15) additional Restricted Payments pursuant to this clause (15) in an aggregate amount not to exceed $300 million at the time of such Restricted Payment (with each such Restricted Payment being valued as of the date made and without regard to subsequent changes in value);
provided, that at the time of, and after giving effect to, any Restricted Payment permitted under subclause (b) of clause 3 and clause (15) above, no Default has occurred and is continuing or would be caused thereby.
     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by LifePoint or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of LifePoint in good faith, whose determination with respect thereto will be conclusive.
     For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, LifePoint will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.
     Incurrence of Indebtedness and Issuance of Preferred Stock
     LifePoint will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and LifePoint will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that LifePoint and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and LifePoint may issue Disqualified Stock and any Restricted Subsidiary may issue preferred stock (including Disqualified Stock) if the Fixed Charge Coverage Ratio for LifePoint’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional

Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
     The first paragraph of this covenant will not prohibit the following (collectively, “Permitted Debt”):
     (1) the incurrence by LifePoint and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of LifePoint and its Restricted Subsidiaries thereunder) not to exceed $1,000 million (less the aggregate principal amount of Indebtedness incurred by Securitization Subsidiaries and then outstanding pursuant to clause (17) of this paragraph);
     (2) Existing Indebtedness;
     (3) the incurrence by LifePoint and the Guarantors of Indebtedness represented by (a) the notes and the related Subsidiary Guarantees to be issued on the Issue Date and (b) the Exchange Notes and the Exchange Subsidiary Guarantees to be issued pursuant to the indenture in exchange for the notes and the Subsidiary Guarantees in accordance with the terms of the Registration Rights Agreement;
     (4) the incurrence by LifePoint or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of LifePoint or such Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $100 million and 2.5% of Total Assets at any time outstanding;
     (5) the incurrence by LifePoint or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, or refund Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (12), (13), (15), (26) or this clause (5) of this paragraph;
     (6) the incurrence by LifePoint or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of Disqualified Stock or Preferred Stock between or among LifePoint and any of its Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, Disqualified Stock or Preferred Stock being held by a Person other than LifePoint or a Restricted Subsidiary and (b) any sale or other transfer of any such Indebtedness, Disqualified Stock or Preferred Stock to a Person that is not either LifePoint or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock by LifePoint or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
     (7) the incurrence by LifePoint or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (b) exchange rate risk with respect to obligations under any agreement or Indebtedness, or with respect to any asset, of such Person that is payable or denominated in a currency other than U.S. Dollars;
     (8) the guarantee by LifePoint or any of the Restricted Subsidiaries of Indebtedness of LifePoint or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;
     (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on preferred stock (including Disqualified Stock) in the form of additional shares of the same class of preferred stock (including Disqualified Stock) will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock (including Disqualified Stock) for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of LifePoint as accrued;
     (10) Indebtedness of LifePoint or any Restricted Subsidiary consisting of guarantees, indemnities, hold backs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries, or contingent payment obligations incurred in connection with the acquisition or disposition of assets which are contingent on the performance of the assets acquired or disposed of;
     (11) Indebtedness represented by (a) letters of credit for the account of LifePoint or any Restricted Subsidiary or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, to the extent that such letters of credit and other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with self-insurance, in connection with participation in government reimbursement or other programs or other similar requirements in the ordinary course of business;
     (12) the incurrence by LifePoint or any Restricted Subsidiary of Indebtedness to the extent the proceeds thereof are used to purchase notes pursuant to a Change of Control Offer or to defease or discharge notes in accordance with the terms of the indenture;
     (13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
     (14) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;
     (15) Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations in supply agreements, in each case in the ordinary course of business;
     (16) Indebtedness of LifePoint and its Subsidiaries representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Capital Stock of officers, employees or directors (or their estates) of LifePoint or such Subsidiaries pursuant to the terms of employment, severance or termination agreements, benefit plans or similar documents;
     (17) Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Transaction that is not recourse with respect to LifePoint and its Restricted Subsidiaries; provided, however, that in the event such Securitization Subsidiary ceases to qualify as a Securitization Subsidiary or such Indebtedness becomes recourse to LifePoint or any of its Restricted Subsidiaries, such Indebtedness will, in each case, be deemed to be, and must be classified by LifePoint as, incurred at such time (or at the time initially incurred) under one more of the other provisions of this covenant;
     (18) the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;
     (19) unsecured Indebtedness in respect of obligations of LifePoint or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business;
     (20) Indebtedness representing deferred compensation to employees of LifePoint or any of its Restricted Subsidiaries incurred in the ordinary course of business;

     (21) reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business, and Indebtedness of LifePoint in respect of letters of credit issued by LifePoint for its own account or for the account of any of its Restricted Subsidiaries;
     (22) Indebtedness arising from any Sale and Leaseback Transaction, provided that the principal amount of any Indebtedness incurred pursuant to this clause may not exceed (a) $35 million less (b) the aggregate amount of Permitted Refinancing Indebtedness incurred to refinance Indebtedness incurred pursuant to this clause;
     (23) Physician Support Obligations incurred by LifePoint or any Restricted Subsidiary;
     (24) Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of Permitted Joint Ventures of LifePoint or any Restricted Subsidiary not in excess of $35 million at any one time outstanding;
     (25) the incurrence by LifePoint or any of its Restricted Subsidiaries of additional Indebtedness (which may include, but is not limited to, Indebtedness of the types referred to in the foregoing clauses (1) through (24) and clause (26)) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (26), not to exceed the greater of $200 million and 5.0% of Total Assets; and
     (26) Indebtedness of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by LifePoint or otherwise became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of LifePoint or was otherwise acquired by LifePoint), provided that after giving effect thereto, (a) LifePoint would be permitted to incur at least $1 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph above, or (b) the Fixed Charge Coverage Ratio would be no worse than immediately prior thereto.
     For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (26) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, LifePoint will be permitted to classify and reclassify such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.
     Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded with respect to any Indebtedness solely as a result of fluctuations in exchange rates or currency values.
     Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.
     Liens
     LifePoint will not, and will not permit any Restricted Subsidiary to, directly or indirectly, issue, assume or guarantee any Indebtedness secured by any Lien (other than a Permitted Lien) on any property or asset now owned or hereafter acquired by LifePoint or such Restricted Subsidiary without making effective provision whereby any and all notes then or thereafter outstanding will be secured by a Lien equally and ratably with or prior to any and all other obligations thereby secured for so long as any such obligations shall be so secured. Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

     Dividend and other Payment Restrictions Affecting Restricted Subsidiaries
     LifePoint will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (1) pay dividends or make any other distributions on its Capital Stock to LifePoint or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to LifePoint or any of its Restricted Subsidiaries;
     (2) make loans or advances to LifePoint or any of its Restricted Subsidiaries; or
     (3) transfer any of its properties or assets to LifePoint or any of its Restricted Subsidiaries.
     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
     (1) agreements governing Existing Indebtedness and Credit Facilities or other agreements as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;
     (2) the indenture, the notes, the Subsidiary Guarantees, the Exchange Notes and the Exchange Subsidiary Guarantees;
     (3) applicable law;
     (4) any instrument governing Indebtedness or Capital Stock of a Person, or such encumbrances or restrictions with respect to other property or assets, in any case acquired by LifePoint or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such encumbrances or restrictions relate to Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;
     (5) customary non-assignment provisions in leases, licences and other agreements entered into in the ordinary course of business;
     (6) purchase money obligations or Capital Lease Obligations for property acquired or leased in the ordinary course of business that impose restrictions on that property or the assets otherwise subject thereto of the nature described in clause (3) of the preceding paragraph;
     (7) any agreement for the sale or other disposition of a Restricted Subsidiary or any assets thereof that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;
     (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
     (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens”;
     (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

     (11) restrictions imposed in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”, provided, that such restrictions do not materially adversely affect LifePoint’s ability to pay interest and principal on the notes when due;
     (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or imposed by governmental agencies or authorities;
     (13) in the case of clause (3) of the preceding paragraph, encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to Indebtedness and that do not materially detract from the value of the property or assets of LifePoint and its Restricted Subsidiaries; and
     (14) encumbrances or restrictions contained in the terms of Indebtedness if the encumbrance or restriction is not materially more disadvantageous to Holders than is customary in comparable financings and will not materially affect LifePoint’s ability to make principal or interest payments on the notes (in each case determined by LifePoint in good faith); and
     (15) agreements with respect to Insurance Subsidiaries or with respect to securities thereof, in each case in connection with the operation of any Insurance Subsidiary.
     Limitation on Sale and Leaseback Transactions
     LifePoint will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless LifePoint or the Restricted Subsidiary would be entitled to:
     (1) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and
     (2) create a Lien on such property securing such Attributable Debt pursuant to the covenant described above under the caption “—Liens,”
     In which case, the corresponding Indebtedness and Lien will be deemed incurred pursuant to those provisions.
     Merger, Consolidation or Sale of Assets
     LifePoint may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not LifePoint is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of LifePoint and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:
     (1) either: (a) LifePoint is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than LifePoint) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
     (2) the Person formed by or surviving any such consolidation or merger (if other than LifePoint) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of LifePoint under the notes and the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;
     (3) immediately after such transaction, on a pro forma basis giving effect to such transaction or series of transactions (and treating any obligation of LifePoint or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default exists; and

     (4) except in the case of a transaction entered into to reincorporate LifePoint in another jurisdiction, LifePoint or the Person formed by or surviving any such consolidation or merger (if other than LifePoint), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that is no worse than the Fixed Charge Coverage Ratio of LifePoint for such applicable four-quarter period without giving pro forma effect to such transactions and the related financing transactions.
     In addition, LifePoint may not, directly or indirectly, lease all or substantially all of the properties or assets of LifePoint and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among LifePoint and any of the Guarantors.
     Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of all or substantially all of the properties or assets of LifePoint and its Restricted Subsidiaries, taken as a whole, in accordance with the foregoing provisions, the successor Person formed by such consolidation or into which LifePoint is merged or to which such sale, assignment, transfer, conveyance or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, LifePoint under the indenture with the same effect as if such successor had been named as LifePoint therein. When a successor assumes all the obligations of its predecessor under the indenture and the notes following a consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the predecessor in accordance with the foregoing provisions, the predecessor shall be released from those obligations.
     Designation of Restricted and Unrestricted Subsidiaries
     The Board of Directors of LifePoint may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by LifePoint and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by LifePoint. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of LifePoint may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. As of the Issue Date, our Subsidiary, Life Indemnity, LTD, is an Unrestricted Subsidiary.
     Transactions with Affiliates
     LifePoint will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:
     (1) the Affiliate Transaction is on terms that are no less favorable to LifePoint or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by LifePoint or such Restricted Subsidiary with an unrelated Person; and
     (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30 million LifePoint delivers to the trustee a resolution of LifePoint’s Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of LifePoint’s Board of Directors, or an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
     (1) directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation, retirement, disability, severance or employee benefit arrangements and incentive arrangements with, and loans and advances to, any officer, director or employee in the ordinary course of business,
     (2) performance of all agreements in existence on the Issue Date and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement is not materially more disadvantageous to LifePoint or any of its Restricted Subsidiaries than the original agreement in effect on the Issue Date;
     (3) transactions in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;
     (4) transactions in the ordinary course of business with any joint venture that is otherwise permitted by the indenture; provided, that such joint venture is between and among LifePoint and/or any of its Subsidiaries on the one hand and third parties that are not otherwise Affiliates of LifePoint on the other hand;
     (5) transactions between or among LifePoint and/or its Restricted Subsidiaries;
     (6) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of LifePoint solely because LifePoint or a Restricted Subsidiary owns an Equity Interest in, or controls, such Person;
     (7) sales of Equity Interests (other than Disqualified Stock) to Affiliates of LifePoint and the granting of registration and other customary rights in connection therewith;
     (8) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments”;
     (9) transactions complying with the covenant described above under the caption “—Merger, Consolidation or Sale of Assets”;
     (10) pledges of Equity Interests of Unrestricted Subsidiaries;
     (11) any transaction effected as part of a Qualified Securitization Financing; and
     (12) any transaction with an Insurance Subsidiary in the ordinary course of business.
     Additional Subsidiary Guarantees
     If LifePoint or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date, then that newly acquired or created Domestic Subsidiary (other than an Excluded Subsidiary) will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel in form satisfactory to the trustee as promptly as possible after the end of the fiscal quarter in which it was acquired or created.
     Reports
     Whether or not required by the Commission, so long as any notes are outstanding, LifePoint will furnish to the Holders of notes and file with the Commission (unless the Commission will not accept such filing), within the time periods specified in the Commission’s rules and regulations:
     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if LifePoint were required to file such Forms, including a

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by LifePoint’s certified independent accountants; and
     (2) all current reports that would be required to be filed with the Commission on Form 8-K if LifePoint were required to file such reports; provided, that any information accepted for filing with the Commission shall be deemed to have been furnished to Holders of the notes.
Events of Default and Remedies
     Each of the following is an Event of Default with respect to the notes:
     (1) default for 30 days in the payment when due of interest on the notes;
     (2) default in payment when due of the principal of, or premium, if any, on the notes (including the failure to repurchase notes pursuant to a Change of Control Offer or Asset Sale Offer);
     (3) failure by LifePoint or any of its Restricted Subsidiaries to comply with the covenants described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”
     (4) failure by LifePoint or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;
     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by LifePoint or any of its Restricted Subsidiaries (or the payment of which is guaranteed by LifePoint or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:
     (a) is caused by a failure to pay principal of such Indebtedness at its final stated maturity after giving effect to any grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
     (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more;
     (6) failure by LifePoint or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $25 million that are not covered by insurance or as to which an insurer has not acknowledged coverage in writing, which judgments are not paid, discharged or stayed for a period of 60 days;
     (7) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary of notes shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee for the notes; and
     (8) certain events of bankruptcy or insolvency described in the indenture with respect to LifePoint or any of its Restricted Subsidiaries that is a Significant Subsidiary.
A Default under clause (4) is not an Event of Default in respect of the notes until the trustee or the Holders of at least 25% in principal amount of the notes then outstanding notify LifePoint and the trustee (in the case of a notice given by holders) of the Default and LifePoint does not cure such default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to LifePoint, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.
     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.
     LifePoint is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, LifePoint is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No director, officer, employee, incorporator or stockholder of LifePoint or any Guarantor, as such, will have any liability for any obligations of LifePoint or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
     LifePoint may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:
     (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;
     (2) LifePoint’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;
     (3) the rights, powers, trusts, duties and immunities of the trustee, and LifePoint’s and the Guarantor’s obligations in connection therewith; and
     (4) the Legal Defeasance provisions of the indenture.
     In addition, LifePoint may, at its option and at any time, elect to have the obligations of LifePoint and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs in respect of the notes, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to LifePoint) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
     In order to exercise either Legal Defeasance or Covenant Defeasance:
     (1) LifePoint must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars sufficient, non-callable Government Securities, the scheduled payments of principal of and interest on which will be sufficient, or a combination of cash in U.S. dollars and non-callable Government Securities, the scheduled payments of principal of and interest on which will together with such cash be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay the principal of, or interest and premium on, the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and LifePoint must specify whether such notes are being defeased to maturity or to a particular redemption date;
     (2) in the case of Legal Defeasance, LifePoint has delivered to the trustee an opinion of counsel in form reasonably acceptable to the trustee confirming that (a) LifePoint has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, LifePoint has delivered to the trustee an opinion of counsel in form reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which LifePoint or any of its Subsidiaries is a party or by which LifePoint or any of its Subsidiaries is bound;
     (6) LifePoint must deliver to the trustee an officers’ certificate stating that the deposit was not made by LifePoint with the intent of preferring the Holders of notes over the other creditors of LifePoint with the intent of defeating, hindering, delaying or defrauding creditors of LifePoint or others; and
     (7) LifePoint must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with or waived.
     Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable on the maturity date or on a redemption date within one year (in the case of a redemption) under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of LifePoint.
Amendment, Supplement and Waiver
     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

     (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” and other than notice provisions with respect to any optional redemption by LifePoint);
     (3) reduce the rate of or change the time for payment of interest on any note;
     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium on, the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default in respect of the notes that resulted from such acceleration);
     (5) make any note payable in money other than that stated in the notes;
     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium on, the notes;
     (7) after the date of an event giving rise to a redemption, waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);
     (8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or
     (9) make any change in the preceding amendment and waiver provisions.
     Notwithstanding the preceding, without the consent of any Holder of notes, LifePoint, the Guarantors, if applicable, and the trustee may amend or supplement the indenture or the notes:
     (1) to cure any ambiguity, defect or inconsistency;
     (2) to provide for uncertificated notes in addition to or in place of certificated notes;
     (3) to provide for the assumption of LifePoint’s or a Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of LifePoint’s or a Guarantor’s assets;
     (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;
     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust indenture Act;
     (6) to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes;
     (7) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;
     (8) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the Holders of notes as additional security for the payment and performance of LifePoint’s or a Guarantor’s obligations;
     (9) to release a Guarantor from its Subsidiary Guarantee pursuant to the terms of the indenture when permitted or required pursuant to the terms of the indenture; or

     (10) to conform the text of the indenture, the notes or the Subsidiary Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a substantially verbatim recitation of a provision of the indenture, the notes or the Subsidiary Guarantees.
Satisfaction and Discharge
     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:
     (1) either:
     (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to LifePoint, have been delivered to the trustee for cancellation; or
     (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and LifePoint or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders of notes, cash in U.S. dollars, non-callable Government Securities, the scheduled payments of principal of and interest on which will be sufficient, or a combination of cash in U.S. dollars and non-callable Government Securities, the scheduled payments of principal of and interest on which will, together with such cash, be sufficient, in the opinion of a nationally recognized firm of independent public accountants (which opinion need only be provided if non-callable Government Securities have been deposited), without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;
     (2) no Default or Event of Default with respect to the notes has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which LifePoint or any Guarantor is a party or by which LifePoint or any Guarantor is bound (other than with respect to the borrowing of funds to make the deposit required to effect such satisfaction and discharge and any similar deposit relating to other Indebtedness and in each case the granting of Liens to secure such borrowings);
     (3) LifePoint or any Guarantor has paid or caused to be paid all sums payable by it under the indenture with respect to the notes; and
     (4) LifePoint has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.
In addition, LifePoint must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied or waived.
Concerning the Trustee
     If the trustee becomes a creditor of LifePoint or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Certain Definitions
     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
     “3.25% Convertible Senior Subordinated Debentures due 2025” means the $225 million in aggregate principal amount of 3.25% Convertible Senior Subordinated Debentures due 2025 issued by LifePoint pursuant to an indenture dated August 10, 2005 between LifePoint and Citibank, N.A., as trustee.
     “3.5% Convertible Senior Subordinated Notes due 2014” means the $575 million in aggregate principal amount of 3.5% Convertible Senior Subordinated Notes due 2014 issued by LifePoint pursuant to an indenture dated May 29, 2007 between LifePoint and The Bank of New York Mellon Trust Company, N.A., as trustee.
     “Acquired Debt” means, with respect to any specified Person:
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person (limited to the maximum amount of liability of the specified Person with respect to such Lien).
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Applicable Redemption Premium” means, with respect to any note on any redemption date, the excess of
     (1) the present value at such redemption date of the redemption price of such note if such note were redeemed on October 1, 2015 plus all required interest payments due on such note through October 1, 2015 (not including any portion of such payments of interest accrued to the redemption date) computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points, over
     (2) the then-outstanding principal amount of the note.
     “Asset Sale” means:
     (1) the sale, lease, conveyance or other disposition by LifePoint or any of its Restricted Subsidiaries of any assets, other than sales of products and services in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of LifePoint and its Restricted Subsidiaries taken as a whole will be governed by the covenant described above under the caption “—Repurchase at the Option of Holders—Change of control” and/or the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and
     (2) the issuance of Equity Interests (other than directors’ qualifying shares) by any Restricted Subsidiary or the sale of Equity Interests in any Restricted Subsidiary.
     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $30 million;
     (2) a transfer of assets between or among LifePoint and one or more Restricted Subsidiaries;
     (3) an issuance of Equity Interests by a Restricted Subsidiary to LifePoint or to another Restricted Subsidiary;
     (4) the sale, lease, assignment, sublease or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;
     (5) the sale or other disposition of cash or Cash Equivalents;
     (6) a Restricted Payment (or Payment that would constitute a Restricted Payment but for the exclusions from the definition thereof) or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;
     (7) a sale or other disposition of accounts receivable and related assets in connection with a financing transaction involving such assets (including, without limitation, in connection with a securitization or similar financing);
     (8) any disposition of property in the ordinary course of business by LifePoint or any Restricted Subsidiary that, in the good faith judgment of management of LifePoint, has become obsolete, worn out, damaged or no longer useful in the conduct of the business of LifePoint or the Restricted Subsidiaries;
     (9) any Asset Swap;
     (10) any sale of securities constituting Equity Interests that are issued by a subsidiary trust or other financing vehicle in a transaction permitted by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”
     (11) the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;
     (12) licenses and sublicenses by LifePoint or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business or consistent with past practice;
     (13) a Sale and Leaseback Transaction, provided that at least 75% of the consideration paid to LifePoint or the Restricted Subsidiary for such Sale and Leaseback Transaction consists of cash received at closing;
     (14) the sale, transfer or other disposition of Hedging Obligations incurred pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;
     (15) the creation of any Permitted Lien and dispositions in connection with Permitted Liens;
     (16) dispositions of assets resulting from the assertion by federal, state or local governmental authorities (or similarly empowered Persons) of rights of eminent domain, condemnation or expropriation or similar rights;
     (17) long-term leases of Hospitals to another Person; provided that the aggregate book value of all such properties subject to such leases does not exceed 10% of the Total Assets of LifePoint;
     (18) sales of assets received by LifePoint or any of its Restricted Subsidiaries upon the foreclosure on a Lien; and
     (19) the disposition of Receivables and Related Assets in a Qualified Securitization Transaction.
     “Asset Sale Offer” has the meaning set forth in the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

     “Asset Swap” means an exchange by LifePoint or any Restricted Subsidiary of property or assets for property or assets of another Person; provided that (i) LifePoint or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such exchange at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of LifePoint’s Board of Directors), and (ii) at least 75% of the consideration received in such exchange constitutes assets or other property of a kind usable by LifePoint and its Restricted Subsidiaries in a Permitted Business; provided, further that any cash and Cash Equivalents received by LifePoint or any of its Restricted Subsidiaries in connection with such an exchange shall constitute Net Proceeds subject to the provisions under “Repurchase at the Option of Holders—Asset Sales.”
     “Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation (or any duly authorized committee thereof);
     (2) with respect to a partnership, the Board of Directors (or any duly authorized committee thereof) of the general partner of the partnership;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
     “Capital Stock” means:
(1)	in the case of a corporation, corporate stock;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” means:
     (1) United States dollars;
     (2) Securities constituting direct obligations of the United States or any agency or instrumentality of the United States, the payment or guarantee of which constitutes a full faith and credit obligation of the United States, maturing in three years or less from the date of acquisition thereof;

     (3) securities constituting direct obligations of any State or municipality within the United States maturing in three years or less from the date of acquisition thereof which, in any such case, at the time of acquisition by LifePoint or any Restricted Subsidiary, is accorded one of the two highest long-term or short-term, as applicable, debt ratings by S&P or Moody’s or any other United States nationally recognized credit rating agency of similar standing;
     (4) certificates of deposit with a maturity of one year or less or bankers’ acceptances issued by a bank or trust company having capital, surplus and undivided profits aggregating at least $500 million and having a short-term unsecured debt rating of at least “P-1” by Moody’s or “A-1” by S&P;
     (5) eurodollar time deposits with maturities of one year or less and overnight bank deposits with any bank or trust company having capital, surplus and undivided profits aggregating at least $500 million and having a short-term unsecured debt rating of at least “P-1” by Moody’s or “A-1” by S&P;
     (6) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2), (3), (4) and (5) above entered into with any financial institution meeting the qualifications specified in such clauses above;
     (7) commercial paper maturing in 365 days or less from the date of issuance which, at the time of acquisition by LifePoint or any Restricted Subsidiary, is accorded a rating of “A2” or better by S&P or “P2” or better by Moody’s or any other United States nationally recognized credit rating agency of similar standing; and
     (8) any fund or other pooling arrangement at least 95% of the assets of which constitute Investments described in clauses (1) through (7) of this definition.
     “Change of Control” means the occurrence of any of the following:
     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of LifePoint and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
     (2) the adoption of a plan relating to the liquidation or dissolution of LifePoint;
     (3) LifePoint becomes aware of (by way of a report or other filing pursuant to Section 13(d) of the Exchange Act, proxy, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of LifePoint, measured by voting power rather than number of             shares;
     (4) the first day on which a majority of the members of the Board of Directors of LifePoint are not Continuing Directors; or
     (5) a change of control under our 3.25% Convertible Senior Subordinated Debentures due 2025 or our 3.5% Convertible Senior Subordinated Notes due 2014.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consolidated Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries on a consolidated basis at such date, as determined in accordance with GAAP.
     “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:
     (1) an amount equal to any extraordinary, unusual or non-recurring loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without regard to the dollar limitation in the definition thereof), to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
     (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus
     (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
     (5) severance payments related to management employment contracts, non-cash stock-based compensation expense, and net income attributable to non-controlling interests in LifePoint’s non-wholly-owned Subsidiaries; minus
     (6) any amortization of discounts of convertible debt instruments resulting from the application of APB 14-1 “Accounting for Convertible Debt Instruments;” minus
     (7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow of LifePoint only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to LifePoint by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
     (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
     (3) for purposes of the covenant described above under the caption “—Certain Covenants—Restricted Payments” covenant above, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

     (4) the cumulative effect of a change in accounting principles will be excluded.
     “Consolidated Secured Debt Ratio” as of the date of any event for which a calculation is required (the “date of determination”) means the ratio of (a) the aggregate amount of all Indebtedness of LifePoint and its Restricted Subsidiaries that is secured by Liens as of the date of determination to (b) the Consolidated Cash Flow of LifePoint for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Senior Leverage Ratio”.
     “Consolidated Senior Leverage Ratio” means, as of the date of any event for which a calculation is required (the “date of determination”), the ratio (x) of the aggregate amount of all Indebtedness (other than Subordinated Indebtedness) of LifePoint and its Restricted Subsidiaries and preferred stock of Restricted Subsidiaries that are not Guarantors as of the date of the determination to (y) the Consolidated Cash Flow of LifePoint for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination.
     In addition, for purposes of calculating the Consolidated Senior Leverage Ratio, pro forma effect will be given to:
     (1) acquisitions of any operations or businesses or assets (other than assets acquired in the ordinary course of business) that have been made by the specified Person or any of its Restricted Subsidiaries, including through purchases or through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the date of determination, as if they had occurred on the first day of the four-quarter reference period; and
     (2) the discontinuance of operations or businesses and dispositions of operations or businesses or assets (other than assets disposed of in the ordinary course of business) during the four quarter reference period or subsequent to such reference period and on or prior to the date of determination, as if they had occurred on the first day of the four quarter reference period.
     For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of LifePoint.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of LifePoint who:
     (1) was a member of such Board of Directors immediately after the annual stockholders meeting of LifePoint following the Issue Date; or
     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
     “Credit Agreement” means the Credit Agreement, dated as of April 15, 2005, by and among LifePoint, as borrower, the lenders parties thereto, Citicorp North America, Inc., as administrative agent, Bank of America, N.A., CIBC World Markets Corp., SunTrust Bank, UBS Securities LLC, as co-syndication agents and Citigroup Global Markets Inc. as sole lead arranger and sole bookrunner, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including, without limitation, as to principal amount), modified, renewed, refunded, replaced or refinanced from time to time (whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto).
     “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), note purchase agreements, commercial paper facilities or indentures, in each case with banks, institutional or other lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or debt securities, in each case, as amended (including, without limitation, as to principal amount), restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (whether or not with the original agents or lenders or parties and whether or not contemplated under the original agreement relating thereto).
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Designated Non-cash Consideration” means any non-cash consideration received by LifePoint or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed by the principal financial officer and any of the other executive officers of LifePoint or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require LifePoint to repurchase such Capital Stock upon the occurrence of a change of control with respect to LifePoint or an asset sale by LifePoint or its Restricted Subsidiaries will not constitute Disqualified Stock if the terms of such Capital Stock provide that LifePoint may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”
     “Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offering” means any public or private sale by LifePoint for cash of its common stock or preferred stock (excluding Disqualified Stock).
     “Excess Proceeds” has the meaning set forth in the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”
     “Exchange Notes” means the debt securities of LifePoint issued pursuant to the indenture in exchange for the notes in compliance with the terms of the Registration Rights Agreement.
     “Exchange Subsidiary Guarantees” means the guarantees of the obligation of LifePoint under the indenture and the notes issued pursuant to the indenture in exchange for the Subsidiary Guarantees in compliance with the terms of the Registration Rights Agreement.
     “Excluded Subsidiaries” means those Domestic Subsidiaries that are designated by LifePoint as Domestic Subsidiaries that will not be Guarantors; provided, however, that in no event will the Excluded Subsidiaries, either individually or collectively, hold more than 25% of the consolidated assets of LifePoint and its Domestic Subsidiaries as of the end of any fiscal quarter or account for more than 25% of the consolidated revenue of LifePoint and its Domestic Subsidiaries during the most recent four-quarter period (in each case determined as of the most recent fiscal quarter for which LifePoint has internal financial statements available); provided further that any wholly owned Domestic Subsidiary that guarantees any Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” may not be designated as or continue to be an Excluded Subsidiary. In the event any Domestic Subsidiaries, individually or collectively, previously designated as Excluded Subsidiaries cease to meet the requirements of the previous sentence, LifePoint will, within 60 calendar days following such event, cause one or more of such Domestic Subsidiaries to become Guarantors so that the requirements of the previous sentence are complied with.

     “Existing Indebtedness” means Indebtedness of LifePoint and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.
     “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus
     (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
     (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent such Guarantee or Lien is called upon; plus
     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of LifePoint (other than Disqualified Stock) or to LifePoint or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus
     (5) any amortization of discounts of convertible debt instruments resulting from the application of APB 14-1 “Accounting for Convertible Debt Instruments”.
     “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
     In addition, for purposes of calculating the Fixed Charge Coverage Ratio, pro forma effect will be given to:
     (1) acquisitions of any operations or businesses or assets (other than assets acquired in the ordinary course of business) that have been made by the specified Person or any of its Restricted Subsidiaries, including through purchases or through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, as if they had occurred on the first day of the four-quarter reference period; and
     (2) the discontinuance of operations or businesses and dispositions of operations or businesses or assets (other than assets disposed of in the ordinary course of business) during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, as if they had occurred on the first day of the four quarter reference period.
     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall he calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period. Interest on a Capital Lease Obligation shall he deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of LifePoint to be the rate of interest implicit in such

Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as LifePoint may designate.
     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of consolidated interest expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of LifePoint. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of LifePoint as set forth in an officers’ certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.
     “GAAP” means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in:
     (1) the Financial Accounting Standards Board’s FASB Accounting Standards Codification; and
     (2) the rules and regulations of the SEC with respect to generally accepted accounting principles, including those governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
     “Government Securities” means securities that are:
     (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
     (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
     “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
     “Guarantors” means each of:
     (1) the Domestic Subsidiaries of LifePoint as of the Issue Date other than Excluded Subsidiaries; and
     (2) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns; provided that upon the release and discharge of any Person from its Subsidiary Guarantee in accordance with the indenture, such Person shall cease to be a Guarantor.
     “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.
     “Hospital” means a hospital, outpatient clinic, outpatient surgical center, long-term care facility, diagnostic facility, medical office building or other facility or business that is used or useful in or related to the provision of healthcare services.
     “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
     (3) in respect of banker’s acceptances;
     (4) representing Capital Lease Obligations of such Person and Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;
     (5) representing the balance deferred and unpaid of the purchase price of any property; or
     (6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, in each case limited to the maximum amount of liability of the specified Person with respect to such Lien or Guarantee on the date in question. Notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business, any liability for federal, state, local or other taxes or any settlements or judgments relating to governmental litigations and/or investigations. The amount of any Indebtedness issued with original issue discount will be the accreted value of such Indebtedness.
     “Insurance Subsidiary” means a Subsidiary of LifePoint or any Restricted Subsidiary established for the purpose of insuring the businesses or facilities owned or operated by LifePoint or any of its Subsidiaries or any joint venture to which they are party or any Person employed by or on the staff of any such business or facility.
     “Investment Grade” means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3.
     “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If LifePoint or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, LifePoint will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”; provided that LifePoint shall not have been deemed to have made an Investment pursuant to the foregoing if LifePoint shall have previously or concurrently therewith been deemed to have made an Investment in connection with such Equity Interests. The acquisition by LifePoint or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by

LifePoint or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments”; provided, LifePoint or such Restricted Subsidiary shall not have been deemed to have made an Investment pursuant to the foregoing if LifePoint or any Restricted Subsidiary shall have previously or concurrently therewith been deemed to have made an Investment in connection with such acquisition. “Investments” shall exclude extensions of trade credit.
     “Issue Date” means the original issue date for the first issuance of notes offered hereby under the indenture.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Limited Originator Recourse” means a reimbursement obligation of LifePoint in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that LifePoint’s board of directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time; and provided, further, that such reimbursement obligation is permitted to be incurred by LifePoint pursuant to the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”
     “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
     (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without regard to the dollar limitation in the definition thereof); (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; or (c) any acquisition, recapitalization or Permitted Investment of such Person or any of its Restricted Subsidiaries;
     (2) any extraordinary, unusual or non-recurring gain, charge, expense or loss (together with any related provision for taxes on such extraordinary, unusual or non-recurring gain, charge, expense or loss), including, without limitation, (a) restructuring charges, reserves or other related expenses, (b) fees, expenses or charges relating to facility shutdowns and discontinued operations, (c) acquisition integration costs, (d) severance or other employee termination or relocation costs, expenses or charges, (e) non-cash compensation charges recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees and (f) litigation and investigation settlement costs and related expenses; and
     (3) the net income (or loss) from disposed or discontinued operations for the four fiscal quarters preceding the date of determining Net Income.
     “Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by LifePoint or its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result of the Asset Sale, any taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, all distributions and other payments required to be made to non-majority interest holders in subsidiaries or joint ventures as a result of such Asset Sale and appropriate amounts to be provided by LifePoint or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by LifePoint or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Permitted Business” means the business or businesses conducted by LifePoint and its Restricted Subsidiaries, or any of them, as of the Issue Date and any business ancillary or complementary thereto.
     “Permitted Debt” has the meaning set forth in the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”.
     “Permitted Investments” means:
     (1) any Investment in LifePoint or in a Restricted Subsidiary;
     (2) any Investment in Cash Equivalents;
     (3) any Investment by LifePoint or any Restricted Subsidiary in a Person, if as a result of such Investment:
     (a) such Person becomes a Restricted Subsidiary; or
     (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, LifePoint or a Restricted Subsidiary;
     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (including any Asset Swap) that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;
     (5) any Investment received to the extent the consideration therefor was the issuance of Equity Interests (other than Disqualified Stock) of LifePoint;
     (6) Hedging Obligations;
     (7) intercompany Indebtedness to the extent permitted under the covenant described above under the caption the “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;
     (8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business and Investments to secure participation in government reimbursement programs;
     (9) loans and advances to officers, directors and employees made in the ordinary course of business;
     (10) Investments represented by accounts and notes receivable created or acquired in the ordinary course of business;
     (11) Investments existing on the Issue Date and any renewal or replacement thereof on terms and conditions not materially less favorable than that being renewed or replaced;
     (12) Investments by any qualified or nonqualified benefit plan established by LifePoint or its Restricted Subsidiaries made in accordance with the terms of such plan, or any Investments made by LifePoint or any Restricted Subsidiary in connection with the funding thereof;
     (13) Investments received in settlement of debts or judgments owed to LifePoint or any Restricted Subsidiary, including, without limitation, as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any bankruptcy, liquidation, receivership or insolvency proceeding;

     (14) Investments in any Subsidiary that constitutes a special purpose entity formed for the primary purpose of issuing trust preferred or similar securities in a transaction permitted by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;
     (15) Investments deemed to have been made as a result of the acquisition of a Person permitted under clause (3) of this definition to the extent that the aggregate fair market value of such Investments does not exceed 25% of the fair market value of the total consideration paid to acquire such Person;
     (16) Investments by LifePoint or a Restricted Subsidiary in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which investment consists of a retained interest in transferred Receivables and Related Assets;
     (17) Investments made within 90 days after the date of the commitment to make the Investment, that when such commitment was made would have complied with the terms of the indenture;
     (18) Guarantees issued in accordance with the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;
     (19) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
     (20) Investments in a Permitted Joint Venture, together with all other Investments made by LifePoint or any Restricted Subsidiary pursuant to this clause (20) in an aggregate amount at the time of such Investment not to exceed $35 million outstanding at any one time;
     (21) Investments in any Insurance Subsidiary in an amount which does not at the time made exceed 125% of the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed (other than any excess capital that would result in any unfavorable tax or reimbursement impact if distributed), in any self-insurance trust in an amount not to exceed 125% of the aggregate amount of the risk retained by the Insurance Subsidiary, LifePoint or any of its Subsidiaries on an annual basis and any Investment by such Insurance Subsidiary or self-insurance trust which is a legal investment for an insurance company under the laws of the jurisdiction in which the Insurance Subsidiary is formed or for a self-insurance trust under the applicable laws;
     (22) Investments consisting of Physician Support Obligations made by LifePoint or any Restricted Subsidiary; and
     (23) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other outstanding Investments made pursuant to this clause (23), not to exceed the greater of $250 million and 5% of Total Assets in the aggregate at any one time outstanding.
     “Permitted Joint Venture” means, with respect to any Person, (1) any corporation, association, or other business entity (other than a partnership) of which 50% or less of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture, limited liability company or similar entity of which 50% or less of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise.
     “Permitted Liens” means:
     (1) Liens in favor of LifePoint or its Restricted Subsidiaries;

     (2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with LifePoint or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with LifePoint or the Restricted Subsidiary;
     (3) Liens on property existing at the time of acquisition of the property by LifePoint or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition;
     (4) Liens to secure Indebtedness (including, without limitation, Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;
     (5) Liens existing on the Issue Date;
     (6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
     (7) Liens securing any Hedging Obligations of LifePoint or any Restricted Subsidiary;
     (8) Liens securing any Indebtedness otherwise permitted to be incurred under the indenture, the proceeds of which are used to refinance Indebtedness of LifePoint or any Restricted Subsidiary, provided that such Liens extend to or cover only the assets secured by the Indebtedness being refinanced;
     (9) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Liens were not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;
     (10) statutory Liens and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if LifePoint or any applicable Restricted Subsidiaries shall have made any reserves or other appropriate provision required by GAAP;
     (11) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance, return-of-money bonds, participation in government reimbursement programs and other similar obligations;
     (12) judgment Liens not giving rise to an Event of Default, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
     (13) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the conduct of the business of LifePoint or any of its Restricted Subsidiaries;
     (14) any interest or title of a lessor in assets or property subject to Capital Lease Obligations or an operating lease of LifePoint or any Restricted Subsidiary;
     (15) Liens incurred in connection with a financing involving the sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing);
     (16) leases or subleases granted to others not interfering with the ordinary conduct of the business of LifePoint or any of the Restricted Subsidiaries;

     (17) bankers’ liens with respect to the right of set-off arising in the ordinary course of business against amounts maintained in bank accounts or certificates of deposit in the name of LifePoint or any Restricted Subsidiary;
     (18) the interest of any issuer of a letter of credit in any cash or Cash Equivalents deposited with or for the benefit of such issuer as collateral for such letter of credit; provided that the Indebtedness so collateralized is permitted to be incurred by the terms of the indenture;
     (19) any Lien consisting of a right of first refusal or option to purchase an ownership interest in any Restricted Subsidiary or to purchase assets of LifePoint or any Restricted Subsidiary, which right of first refusal or option is entered into in the ordinary course of business or is otherwise permitted under the indenture;
     (20) any Lien granted to the trustee pursuant to the terms of the indenture and any substantially equivalent Lien granted to the respective trustees under the indentures for other debt securities of LifePoint;
     (21) statutory, contractual or common law Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or workmen in the ordinary course of business;
     (22) licenses and sublicenses of intellectual property granted to third parties in the ordinary course of business;
     (23) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s Obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (24) Liens securing Indebtedness of any Restricted Subsidiary (other than a Guarantor) that was permitted by the terms of this indenture to be incurred, and related Obligations, which Liens encumber only assets of such Restricted Subsidiary;
     (25) Liens securing Indebtedness incurred pursuant to clause (1) or (22) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;
     (26) Liens securing any Indebtedness incurred pursuant to the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as, after giving effect to such incurrence, the Consolidated Secured Debt Ratio shall be equal to or less than 3.0 to 1 as of the date on which such Lien is incurred;
     (27) Liens with respect to obligations that do not at any one time outstanding exceed the greater of $200 million and 5% of Total Assets; and
     (28) Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction.
     “Permitted Refinancing Indebtedness” means any Indebtedness of LifePoint or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of LifePoint or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
     (1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);
     (2) such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than, the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except that, notwithstanding the foregoing, in the case of a refinancing, replacement, defeasance or refunding of the 3.25%

Convertible Senior Subordinated Debentures due 2025, such Permitted Refinancing Indebtedness may have a final maturity date and a Weighted Average Life to Maturity of no earlier than one year after the final maturity date and Weighted Average Life to Maturity of the notes;
     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms not materially less favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except, in the case of the 3.25% Convertible Senior Subordinated Debentures due 2025 and the 3.5% Convertible Senior Subordinated Notes due 2014, as may be permitted under the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments”; and
     (4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was incurred by LifePoint or a Guarantor, the obligor on the Permitted Refinancing Indebtedness may not be a Restricted Subsidiary that is not a Guarantor.
     “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
     “Physician Support Obligation” means:
     (1) a loan to or on behalf of, or a Guarantee of Indebtedness of or income of, (x) a physician or healthcare professional providing service to patients in the service area of a Hospital operated by LifePoint or any of its Restricted Subsidiaries or (y) any independent practice association or other entity that is majority owned by any Person or group of Persons described in clause (x), in either case made or given by LifePoint or any Restricted Subsidiary of LifePoint:
     (a) in the ordinary course of its business; and
     (b) pursuant to a written agreement having a period not to exceed five years; or
     (2) Guarantees by LifePoint or any Restricted Subsidiary of leases and loans to acquire property (real or personal) for or on behalf of a physician, healthcare professional or any independent practice association or other entity that is majority owned by any Person or group of Persons described in clause (x) above providing service to patients in the service area of a Hospital operated by LifePoint or any of its Restricted Subsidiaries.
     “Principal Property” means each Hospital (excluding personal property, office fixtures and equipment (including data processing equipment, vehicles and equipment used on, or useful with, vehicles)) owned solely by LifePoint and/or one or more of its Subsidiaries and located in the United States of America unless the Board of Directors of LifePoint determines that any such hospital is not material to LifePoint and its Subsidiaries taken as a whole.
     “Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by LifePoint or any Restricted Subsidiary pursuant to which (a) LifePoint or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary its interests in Receivables and Related Assets and (b) such Securitization Subsidiary transfers to any other person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction which is customarily used to achieve a transfer of financial assets under GAAP.
     “Receivables and Related Assets” means any account receivable (whether now existing or arising thereafter) of LifePoint or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.

     “Registration Rights Agreement” means the Registration Rights Agreement to be dated September 23, 2010, among LifePoint, the Guarantors identified therein and Barclays Capital Inc., as representative of the several initial purchasers.
     “Replacement Assets” mean properties or assets substantially similar to the assets disposed of in a particular Asset Sale and acquired to replace the properties or assets that were the subject of such Asset Sale or that are otherwise useful in a Permitted Business.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Subsidiary” means any direct or indirect Subsidiary of LifePoint other than an Unrestricted Subsidiary.
     “Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor in contemplation of such leasing.
     “Securitization Subsidiary” means a Subsidiary of LifePoint:
     (1) that is designated a “Securitization Subsidiary” by the board of directors of LifePoint (or a duly authorized committee thereof);
     (2) that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;
     (3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which
     (A) is Guaranteed by LifePoint or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,
     (B) is recourse to or obligates LifePoint or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or
     (C) subjects any property or asset of LifePoint or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;
     (4) with respect to which neither LifePoint nor any other Restricted Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and
     (5) with which neither LifePoint nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to LifePoint or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of LifePoint, other than Standard Securitization Undertakings and fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity.
Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of directors of LifePoint giving effect to the designation and an officers’ certificate certifying that the designation complied with the preceding conditions.
     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.
     “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by LifePoint or any Restricted Subsidiary that are reasonably customary in accounts receivable securitization transactions, as the case may be.

     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subordinated Indebtedness” means any Indebtedness of LifePoint or any Guarantor which is subordinated in right of payment to the notes or any Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.
     “Subsidiary” means, with respect to any specified Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Restricted Subsidiaries or by such Person and one or more of its Restricted Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     “Subsidiary Guarantee” means a guarantee of notes pursuant to the indenture.
     “Total Assets” means, as of any date of determination, the total assets of LifePoint and its Restricted Subsidiaries as shown on the balance sheet for the most recently completed quarter for which internal financial statements are available determined in accordance with GAAP.
     “Treasury Rate” means, as of the date the redemption notice is given to holders of the notes, the yield to maturity as of such date (as compiled by and published in the most recent Federal Reserve Statistical Release H. 15(519), which has become publicly available at least two business days prior to the date of the redemption notice for which such computation is being made (or if such Statistical Release is no longer published, as reported in any publicly available source of similar market data)), of United States Treasury securities with a constant maturity most nearly equal to the period from the relevant redemption date to October 1, 2015; provided that, if such period is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if such period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
     “Unrestricted Subsidiary” means any Subsidiary of LifePoint that is designated by the Board of Directors of LifePoint as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:
     (1) has no Indebtedness other than Indebtedness that is without recourse to LifePoint or its Restricted Subsidiaries;
     (2) is not party to any agreement, contract, arrangement or understanding with LifePoint or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to LifePoint or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of LifePoint;
     (3) is a Person with respect to which neither LifePoint nor any of its Restricted Subsidiaries has any (a) continuing direct or indirect obligation to subscribe for additional Equity Interests or (b) direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of LifePoint or any of its Restricted Subsidiaries.
     In addition, any Subsidiary that constitutes a special purpose entity formed for the primary purpose of financing receivables or for the primary purpose of issuing trust preferred or similar securities in connection with a transaction permitted by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” shall be, and any Insurance Subsidiary may be, an Unrestricted Subsidiary.

     Any designation of a Subsidiary of LifePoint as an Unrestricted Subsidiary after the Issue Date will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of LifePoint giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of LifePoint as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” LifePoint will be in default of such covenant. The Board of Directors of LifePoint may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
     (2) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY SETTLEMENT AND CLEARANCE
The Global Notes
     The outstanding notes were initially issued in the form of several registered notes in global form, without interest coupons, as follows:
•	notes sold to qualified institutional buyers under Rule 144A were represented by the Rule 144A global note; and

•	notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S were represented by the Regulation S global note.
      Upon issuance, each of the outstanding notes were, and each of the exchange notes will be, deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

     Ownership of beneficial interests in each note was, and will be, limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).
     Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Exchanges Among the Global Notes
     After consummation of the exchange offer, beneficial interests in one old note may generally be exchanged for interests in another old note and beneficial interest in one new note may generally be exchanged for interest in another new note. Depending on which global note the transfer is being made, the Trustee may require the seller to provide certain written certifications in the form provided in the indenture.
     A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.
Book-Entry Procedures for the Global Notes
     All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.
     DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.
     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
     So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:
•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.
     As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
     Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
     Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
     Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. If the laws of a jurisdiction require that certain persons take physical delivery of securities in definitive form, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person holding a beneficial interest in a global note to pledge its interest to a person or entity that does not participate in the DTC system, or otherwise take actions in respect of its interest, may be affected by the lack of a physical security.
     DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing its operations.
Certificated Notes
     Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:
•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;
•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
     The following is a general discussion of certain U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each, as defined below) of the acquisition, ownership and disposition of the exchange notes acquired pursuant to the Exchange Offer. This discussion is limited to U.S. holders and non-U.S. holders who hold the exchange notes as capital assets (generally, property held for investment).
     This discussion does not address all aspects of U.S. federal income tax that may be important to beneficial owners in light of their particular circumstances or the U.S. federal income tax consequences to beneficial owners subject to special treatment under U.S. federal tax law, including, without limitation, banks and other financial institutions, insurance companies, mutual funds, tax-exempt organizations, retirement plans, expatriates, partnerships or other pass-through entities, broker-dealers, traders in securities or persons holding the exchange notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, and persons subject to the alternative minimum tax. In addition, this discussion does not address any tax considerations arising under other U.S. federal tax laws (such as estate or gift tax laws), or state, local or non-U.S. tax laws.
     If an entity treated as a partnership for U.S. federal income tax purposes is the beneficial owner of an exchange note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of exchange notes that is a partnership for U.S. federal income tax purposes and partners in such a partnership are not included in the discussions pertaining to U.S. holders and non-U.S. holders, below, and should consult their own tax advisors about the U.S. federal income and other tax consequences of acquiring, owning and disposing of the exchange notes.
     The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”) and administrative and judicial interpretations, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, which may materially and adversely affect the tax consequences described herein. There can be no assurance that the IRS could not successfully challenge any of the conclusions set forth below.
     This summary of certain U.S. federal income tax considerations is not intended to be, and should not be construed to be, legal or tax advice to any particular beneficial owner of the exchange notes. Potential investors should consult their own tax advisors as to the U.S. federal income, estate and gift tax consequences to them resulting from their acquisition, ownership or disposition of the exchange notes acquired in the Exchange Offer, as well as the consequences to them arising under the laws of any state, local, non-U.S. or other taxing jurisdiction or any applicable tax treaties, and the possible effect of changes in applicable tax laws.
The Exchange Offer
     The exchange of outstanding notes for exchange notes pursuant to the Exchange Offer will not constitute a taxable event for U.S. federal income tax purposes. As a result:
•	a holder will not recognize taxable gain or loss as a result of the exchange of its outstanding notes for exchange notes pursuant to the Exchange Offer;

•	the holding period of the exchange notes will include the holding period of the outstanding notes surrendered in exchange therefor; and

•	a holder’s adjusted tax basis in the exchange notes will be the same as the holder’s adjusted tax basis in the outstanding notes surrendered therefor.
Effect of Certain Additional Payments
     In certain circumstances (see “Description of the Exchange Notes—Optional Redemption” and “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control”), we may be obligated to pay amounts on the exchange notes that are in excess of stated interest or principal on the exchange notes. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments” (the “CPDI Regulations”). One or more contingencies will not cause the exchange notes to be treated as contingent payment debt instruments if, as of the issue date, each such contingency is considered remote or incidental or, in certain circumstances, it is significantly more likely that none of the contingencies will occur. We believe that the potential for additional payments on the exchange notes should not cause the exchange notes to be treated as contingent payment debt instruments under the CPDI Regulations. Our determination is binding on a holder unless such a holder discloses its contrary position in the manner required by applicable Treasury Regulations. However, the Internal Revenue Service (“IRS”) may take a different position, which could require a holder to accrue income on its exchange notes in excess of stated interest and any otherwise applicable original issue discount (“OID”), and to treat any income realized on the taxable disposition of an exchange note as ordinary income rather than capital gain. The remainder of this discussion assumes that the exchange notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the exchange notes.
Tax Consequences to U.S. Holders
     As used in this discussion, the term “U.S. holder” means a beneficial owner of the exchange notes that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it was in existence before August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.
     Interest on the Exchange Notes
     We expect, and this discussion assumes, that the exchange notes will not be issued with more than a de minimis amount of OID, if any. As such, interest paid on the exchange notes will generally be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.
     If, contrary to such expectations, the exchange notes are issued with more than a de minimis amount of OID, a U.S. holder generally will be required to include the OID in gross income (as ordinary income) as it accrues in accordance with the constant yield method, in advance of the receipt of cash attributable to that income (regardless of the U.S. holder’s method of tax accounting).
     The rules regarding OID are complex and the rules above may not apply in all cases. Accordingly, U.S. holders should consult their own tax advisors regarding their application.
     Sale or Other Taxable Disposition of the Exchange Notes
     Upon the sale or other taxable disposition of an exchange note (including a retirement or a redemption), a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition and the holder’s adjusted tax basis in the exchange note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid stated interest, which is treated as ordinary income to the extent not previously included in income. A U.S. holder’s adjusted tax basis in an exchange note will generally be the holder’s cost for the exchange note, increased by OID, if any, such holder has previously included in income.
     Gain or loss realized on the sale or other taxable disposition of an exchange note will generally be capital gain or loss and will be long term capital gain or loss if at the time of such disposition the exchange note has been held for more than one year. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.
     Backup Withholding and Information Reporting
     Information returns will be filed with the IRS in connection with interest payments on the exchange notes, accruals of OID (if any), and the proceeds from a sale or other taxable disposition (including a retirement or redemption) of the exchange notes, unless the U.S. holder is an exempt recipient such as a corporation. A U.S. holder will be subject to backup withholding on these amounts at the applicable rate if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax and the amount of any backup withholding will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.
     Medicare Tax
     For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally will include its interest income on the exchange notes and its net gains from the disposition of the exchange notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of the exchange notes.
Tax Consequences to Non-U.S. Holders
     As used herein, the term “non-U.S. holder” means a beneficial owner of the exchange notes that is, for U.S. federal income tax purposes:
•	an individual nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.
     Interest on the Exchange Notes
     Subject to the discussion of backup withholding below, payments of interest (which, for purposes of this discussion of non-U.S. holders, includes any OID) on the exchange notes to a non-U.S. holder will generally not be subject to the U.S. federal income tax or withholding tax under the “portfolio interest rule,” provided that:
     (1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
     (2) the non-U.S. holder is not a controlled foreign corporation that is related to us, actually or by attribution;
     (3) the non-U.S. holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;
     (4) such payments are not “effectively connected” with a trade or business of the non-U.S. holder conducted in the United States; and

     (5) either:
     (a) the non-U.S. holder certifies under penalties of perjury on IRS Form W-8 BEN or a suitable substitute form that it is not a “U.S. person” as defined in the Code, and provides its name and address, and taxpayer identification number, if any; or
     (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the exchange notes certifies under penalties of perjury that such statement has been received from the non-U.S. holder and furnishes a copy thereof.
     Interest that does not qualify for the portfolio interest rule and that is not effectively connected income will generally be subject to withholding tax at a rate of 30% unless a non-U.S. holder is entitled to a reduced rate of withholding tax or an exemption from U.S. withholding tax under an applicable income tax treaty and provides a properly executed IRS Form W-8BEN or a suitable substitute form, certifying its entitlement to such reduction or exemption.
     If the interest accrued on an exchange note is “effectively connected” with a trade or business of a non-U.S. holder conducted in the United States, the non-U.S. holder can obtain an exemption from withholding tax by providing a properly completed IRS Form W-8ECI or a suitable substitute form prior to the payment of interest. Payments of interest on an exchange note exempt from the withholding tax as effectively connected income nevertheless may be subject to net income tax in generally the same manner as those of a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.
     Sale or Other Taxable Disposition of the Exchange Notes
     Except as described below under “Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax with respect to gain realized on a sale or other taxable disposition of an exchange note (including a retirement or redemption) unless (1) in the case of an individual, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such recognized gain (net of certain U.S. source losses) would be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate) or (2) such gain is “effectively connected” with a trade or business of the non-U.S. holder conducted in the United States (and, if certain treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder). Effectively connected gain will generally be subject to net income tax as if the non-U.S. holder were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to the branch profits tax described above).
     Backup Withholding and Information Reporting
     We must report annually to the IRS and to each non-U.S. holder the amount of interest paid to that holder and the tax, if any, withheld from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting those payments and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.
     Backup withholding and additional information reporting will generally not apply to payments of interest on the exchange notes made by us or our paying agent to a non-U.S. holder if the certification described in clause (5) under “Interest on the Exchange Notes” above is received.
     Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other taxable disposition (including a retirement or redemption) of an exchange note made to a non-U.S. holder by or through the foreign office of a broker. However, information reporting requirements will apply if such broker is, for U.S. federal income tax purposes, a U.S. person or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Payments of proceeds from the sale or other taxable disposition of an exchange note made to a non-U.S. holder by or through the United States office of a broker are subject to information reporting and backup withholding at the applicable rate unless the holder certifies, under penalty of perjury, that it is a non-U.S. person and that it satisfies certain other conditions, or otherwise establishes an exemption. Backup withholding is not an additional tax and a non-U.S. holder may obtain a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS in a timely manner.
     Non-U.S. holders should consult their own tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.
Recently Enacted Legislation
     Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. In addition, certain account information with respect to U.S. holders who hold the exchange notes through certain foreign financial institutions may be reportable to the IRS. Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation to them.
     The preceding discussion is for general information purposes only and is not tax advice. Each potential investor should consult its own tax advisors as to its particular tax consequences with respect to the acquisition, ownership and disposition of the exchange notes acquired in the Exchange Offer, including the applicability and effect of other federal or state, local and foreign tax laws, and the possible effects of changes in tax laws.

PLAN OF DISTRIBUTION
     Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that (i) it has not entered into any arrangement or understanding with the Company or an affiliate of the Company to distribute such exchange notes and (ii) it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offers, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     For a period of 90 days after the consummation of the exchange offers, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
     The validity of the notes offered hereby will be passed upon for us by Dewey & LeBoeuf LLP, New York, New York.
EXPERTS
     The consolidated financial statements of LifePoint Hospitals, Inc. appearing in LifePoint Hospitals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010, and the effectiveness of LifePoint Hospitals, Inc.’s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and LifePoint Hospitals, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.
     This prospectus incorporates by reference the documents set forth below that LifePoint has previously filed with the SEC. These documents contain important information about LifePoint. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus.
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2011; and

•	Current Report on Form 8-K dated January 26, 2011.
     We are also incorporating by reference additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and termination or completion of this exchange offer (excluding any information furnished pursuant to Items 2.02 or 7.01 on any current report on Form 8-K).
     You can obtain any of the documents incorporated by reference through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:
LifePoint Hospitals, Inc.
Attention: Investor Relations
103 Powell Court
Brentwood, Tennessee 37027
Telephone: (615) 372-8532
     You can also get more information by visiting our investor relations website at http://www.lifepointhospitals.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus and you should not rely on that information.

$400,000,000
Offer to Exchange Registered 6.625% Senior Notes due 2020 for all of our Outstanding Unregistered
6.625% Senior Notes due 2020

Prospectus
June 1, 2011